As filed with the U.S. Securities and Exchange Commission on August 25, 2026.

Registration No. 333-290977

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AGM Group Holdings Inc.
(Exact name of registrant as specified in its charter)

British Virgin Islands	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 2212, 22/F, CC Wu Building

302-308 Hennessy Road

Wanchai, Hong Kong

+852-975-02047
(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Jasmine M. Li, Esq.

Jingtian NY LLP

1185 Avenue of the Americas, Floor 3

New York, NY 10036

Tel: 1-929-635-0002

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form F-1 (this “Post-Effective Amendment”) is being filed to update the Registration Statement on Form F-1 (Registration No. 333-290977) (the “Original Registration Statement”), to incorporate by reference the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025 (the “Annual Report”), which was filed with the U.S. Securities and Exchange Commission on August 7, 2026, and to update certain other information contained herein. Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained in the Original Registration Statement has been combined into the prospectus contained in this Post-Effective Amendment. Accordingly, this Post-Effective Amendment amends the Original Registration Statement. The applicable registration fees were paid at the time of the original filing of the Original Registration Statement on October 10, 2025. No additional securities are being registered under this Post-Effective Amendment.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Preliminary Prospectus	SUBJECT TO COMPLETION, DATED AUGUST [*], 2026

AGM Group Holdings Inc.

Up to 7,649,160 Class A Ordinary Shares

This prospectus relates to the offer and sale, from time to time, by L1 Capital Global Opportunities Master Fund (the “Selling Shareholder” or “L1”), of an aggregate of up to (i) 7,449,160 Class A Ordinary Shares of AGM Group Holdings Inc. (the “Company” or “AGM”, “we”, “us”), par value US$0.05 per share (each, a “Class A Ordinary Share”, collectively, “Class A Ordinary Shares”) issuable upon conversion in full of convertible advances (the “Advances”) issued pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) that we entered into with the Selling Shareholder on September 22, 2025, (ii) 50,000 Class A Ordinary Shares (the “Pre-Delivery Shares”) and (iii) pre-funded warrants to purchase an additional 150,000 Pre-Delivery Shares.

We are not selling any Class A Ordinary Shares under this prospectus and will not receive any proceeds from the sale of Class A Ordinary Shares by the Selling Shareholder. We have received proceeds from the sale of the Advances. The Selling Shareholder will bear all commissions and discounts, if any, attributable to the sale of the Class A Ordinary Shares.

The Advances bear no stated interest, mature 12 months after issuance, and are convertible at the Selling Shareholders option into Class A Ordinary Shares at a conversion price equal to 90% of the lowest volume weighted average prices (“VWAP”) during the five trading days immediately preceding the conversion date, subject to a floor price of US$0.7844 (the “Floor Price”) as set forth in the Letter Agreement dated October 1, 2025. Conversions below the Floor Price are not permitted except as expressly provided in that Letter Agreement. Based on the Floor Price and the reserve requirements under the Securities Purchase Agreement, approximately 7,649,160 Class A Ordinary Shares are being registered under this prospectus.

The Selling Shareholder may sell the Class A Ordinary Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption Plan of Distribution. The Class A Ordinary Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market (Nasdaq) under the symbol AGMH.

Unless otherwise stated, as used in this prospectus, the terms “AGM Holdings”, “we”, “us”, “our Company”, and the “Company” refer to AGM Group Holdings Inc., a BVI business company limited by shares incorporated under the laws of the British Virgin Islands. AGM Group Holdings Inc. is a British Virgin Islands holding company and is not a Chinese operating company. As a holding company with no material operations of its own, it conducts its operations through its subsidiaries in Hong Kong SAR, Canada, and the British Virgin Islands. As of the date of this prospectus, the Company has completed the disposal of all its subsidiaries in the People’s Republic of China (the “PRC”) and no longer directly or indirectly owns or controls any operating entities in China. Prior to the disposal of the PRC subsidiaries, investors in our securities did not directly hold equity interests in the Chinese operating entities, but rather were purchasing equity solely in AGM Holdings, our British Virgin Islands holding company. Our securities offered in this offering are securities of our British Virgin Islands holding company instead of shares of any operating subsidiaries.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in Risk Factors beginning on page 7 of this prospectus.

Historically, some of our operations were located in the PRC and Hong Kong through our former subsidiaries. However, as of the date hereof, we have completed the disposal or deregistration of all our subsidiaries and operating entities in China, and we no longer directly or indirectly own or control any operating entities in China. Accordingly, we are no longer subject to legal and operational risks associated with ongoing operations in China, except to the extent such risks relate to our historical operations or the legal framework that may affect our holding company structure.

The PRC government has significant authority in regulating business operations within its territory. However, as we no longer operate in China through any subsidiaries or operating entities, the PRC government’s regulatory authority does not directly apply to our current operations. We are not currently operating in an industry that prohibits or limits foreign investment. With respect to the Overseas Listing Trial Measures, we note that these measures apply to “domestic companies” conducting overseas offerings. Following the disposal or deregistration of our Chinese subsidiaries, based on the current facts and circumstances, and after consultation with our PRC counsel, we believe that we are no longer within the scope of domestic companies subject to the Overseas Listing Trial Measures. Accordingly, we believe that we are not subject to the CSRC filing requirements for our current or future offerings, subject to the regulatory uncertainty described below.

As of the date hereof, following the disposal of our PRC subsidiaries, AGM Holdings and its current subsidiaries do not conduct business operations in China and are not required to obtain any permissions or approvals from PRC authorities in connection with their current business operations. Based on the current facts and circumstances, we believe that the PRC regulations described herein, including the Cybersecurity Review Measures, and the M&A Rules, are not currently applicable to us given that we no longer have any operating entities in China.

The M&A Rules historically raised uncertainty for offshore special purpose vehicles with PRC domestic enterprises or assets. However, since we no longer own or control any PRC domestic enterprises or assets through our subsidiaries, after consultation with our PRC counsel, we believe that the M&A Rules, to the extent they apply to “domestic enterprises,” do not apply to our current corporate structure. We have not sought nor do we believe that we are required to seek CSRC approval under the M&A Rules for our overseas listing.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in accordance with the Law. While these opinions are generally applicable to China-based companies, we do not currently operate any business in China and therefore do not believe these opinions or any implementation rules thereunder directly apply to us.

The Cybersecurity Review Measures provide that operators of critical information infrastructure purchasing network products and services, and online platform operators carrying out data processing activities that affect or may affect national security, are required to undergo cybersecurity review in accordance with the applicable requirements. In addition, an online platform operator that controls the personal information of more than one million users and seeks to list in a foreign country is required to apply for cybersecurity review. We do not currently operate any network platform or conduct any data processing activities in China. Based on the current facts and circumstances, and after consultation with our PRC counsel, we believe that we are not subject to cybersecurity review under the Cybersecurity Review Measures. We also believe that we are not subject to network data security review by the CAC, as neither we nor our current subsidiaries conduct data processing activities in China that affect or may affect national security.

On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures, which became effective on March 31, 2023. These measures apply to “domestic companies” that seek to offer and list securities in overseas markets. Following the disposal or deregistration of all of our PRC subsidiaries and operating entities, based on the current facts and circumstances and after consultation with our PRC counsel, we believe that we are no longer within the scope of entities subject to the CSRC filing requirements under the Overseas Listing Trial Measures.

The Provisions on Confidentiality and Archives Administration require domestic entities that engage in overseas securities offerings to establish confidentiality and archives administration rules. Because we no longer have any domestic entities as defined under the regulations, these provisions do not apply to our current offering or ongoing reporting obligations.

Based on this factual circumstance described above, we believe that we are no longer subject to the CSRC filing requirements under the Overseas Listing Trial Measures. We have submitted explanatory materials to the CSRC setting forth our position. Nevertheless, there remains regulatory uncertainty as to whether the CSRC will accept our interpretation. If the CSRC or other PRC regulatory authorities determine that we remain subject to applicable filing or regulatory requirements notwithstanding the disposal of our Chinese operating entities, or if applicable laws, regulations, or interpretations change, we may be required to complete additional filing, reporting, approval, or other regulatory procedures. Any such requirements could subject us to sanctions, fines, or penalties.

On March 24, 2021, the U.S. Securities and Exchange Commission (the “SEC”) adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the Holding Foreign Companies Accountable Act (the “HFCAA”). An identified issuer will be required to comply with these rules if the SEC identifies it as having a non-inspection year under a process to be subsequently established by the SEC. On June 22, 2021, United States Senate has passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled Consolidated Appropriations Act, 2023 (the Consolidated Appropriations Act) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuers securities from trading on any U.S. stock exchanges if its auditor is not subject to the Public Company Accounting Oversight Board (the PCAOB) inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the MOF), and the PCAOB signed a Statement of Protocol (the Protocol), governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOBs access in the future, the PCAOB Board will consider the need to issue a new determination.

Despite the fact that we no longer own or control any operating entities in China following the disposal of our PRC subsidiaries, GGF CPA LTD, the independent registered public account firm that issued the audit report for the fiscal years ended December 31, 2023, 2024 and 2025, included elsewhere in this prospectus, as auditors of companies that are traded publicly in the United States and firms registered with the PCAOB, are subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess such auditors compliance with the applicable professional standards. GGF CPA LTD is headquartered in Guangzhou, China. As the location of our auditor is in the PRC, we remain subject to the HFCAA regulatory framework and PCAOB inspection requirements, which are independent of our operational presence in China. While GGF CPA LTD is based in the PRC, it is registered with PCAOB and subject to PCAOB inspection. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the GGF CPA LTD because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading of our securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Companys securities. None of KCCW Accountancy Corp. or GGF CPA LTD is subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. However, as more stringent criteria have been imposed by the SEC and the PCAOB, recently, which would add uncertainties to future offerings, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditors audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors —The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to the trading of our Class A Ordinary Shares” on page 35 of our Annual Report.

AGM Holdings is a holding company with no operations of its own. We conduct our operations through our subsidiaries established in Hong Kong SAR, Canada, and the British Virgin Islands. We may rely on dividends to be paid by our subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Our equity structure is a direct holding structure. Within our direct holding structure, the cross-border transfer of funds within our corporate entities is legal and compliant with the laws and regulations of the relevant jurisdictions. After the foreign investors’ funds enter AGM Holdings, AGM Holdings is permitted under the BVI laws to provide funding to our subsidiaries in Hong Kong SAR, the British Virgin Islands and Canada through loans or capital contributions without restrictions on the amount of the funds, subject to satisfaction of applicable government registration, approval and filing requirements.

Subject to the BVI Business Companies Act (Revised Edition 2020) (the “BVI Act”) and the currently effective memorandum and articles of association of the Company, our Board of Directors may, by resolution of directors, authorise a distribution by way of dividend at such time at such amount as they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. According to the Enterprise Income Tax Law, or EIT, and its implementation rules, if we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

Prior to their disposal, our subsidiaries, AGM Defi Tech Limited., a Hong Kong SAR limited company (“AGM Defi Tech”) and AGM HK were permitted, and AGM Electronic Technology Limited, a Hong Kong SAR company (“AGM Electronic”) is permitted under the laws of Hong Kong to provide funding to AGM Holdings through dividend distribution out of profits available for distributions. KOI Global Ltd (formerly known as “AGM Software Service LTD”) , our subsidiary incorporated under the laws of the British Virgin Islands company limited by shares (“AGM Software”) is permitted under the BVI laws to provide funding to AGM Holdings through distribution as long as that immediately following the distribution the value of AGM Software’s assets will exceed its liabilities and it will be able to pay its debts as they become due. Under the Dividend Declarations governed by the Canadian Business Corporations Act (CBCA), AGM Canada Holdings Limited., our subsidiary incorporated under the laws of the British Columbia, Canada (“AGM Canada”) is permitted to pay dividends to AGM Holdings as long as the company generates enough profits to pay its liabilities. The dividends may be paid in the form of cash, property, or shares. Per section 403 of the Singaporean Companies Act, AGM Defi Lab, our subsidiary established in Singapore, was permitted to declare dividends to AGM Holdings if there are profits available at the time of the declarations.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. Such taxes did not, prior to the relevant disposals, have any material impact on the transfer of cash from AGM Holdings to AGM HK and AGM Defi Tech, or from AGM HK and AGM Defi Tech to AGM Holdings, and do not currently have any material impact on the transfer of cash from AGM Holdings to AGM Electronic, or from AGM Electronic to AGM Holdings. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S investors.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the Board of Directors deems relevant, and subject to the restrictions contained in any future financing instruments.

During the fiscal years ended December 31, 2025, 2024, and 2023, no cash or asset transfers have occurred among the Company and its subsidiaries and we have not declared any dividends to our shareholders. We do not expect to pay any cash dividends in the foreseeable future. We do not have any cash management policies that dictate the amount of such funds and how such funds are transferred.

As of the date of this prospectus, our issued and outstanding shares consists of 3,596,375 Class A Ordinary Shares and 1,200,000 Class B Ordinary Shares, par value US$0.05 per share (each, a “Class B Ordinary Share” collectively, “Class B Ordinary Shares”). Holders of Class A Ordinary Shares and Class B Ordinary Shares will have different rights in relation to the right to receive dividend, the right to receive distribution of the surplus assets on liquidation, voting, authorization of issue and transfer rights. The holders of Class A Ordinary Shares have the right to an equal share in any dividend paid by the Company and the right to an equal share in the distribution of the surplus assets of the Company on its liquidation. Holders of Class B Ordinary Shares shall not receive the right to any dividend paid by the Company or receive the right to any distribution of the surplus assets of the Company on its liquidation. Holders of Class A Ordinary Shares shall be entitled to one vote per share on all matters subject to the vote at general meetings of the Company, and holders of Class B Ordinary Shares shall be entitled to 5 votes per share at a meeting of the shareholders of the Company or on any resolution of shareholders. Holders of our Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Class B Ordinary Shares may only be issued to the Companys’ employees or its subsidiaries employees or companies whose principal shareholder is such an employee. Shares and other securities may be issued at such times, to such persons, for such consideration and on such terms as the directors may by resolution of directors determine. Shareholders termination of employment with the Company or its subsidiaries shall immediately result in the cancellation of any and all issued and outstanding shares of Class B Ordinary Shares held by such shareholder on the date of termination. Each Class B Ordinary Share may not be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (including by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and are not subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void. Sale, assignment, transfer, alienation, or otherwise disposition of any Class A Ordinary Share by common shareholder of Class B Ordinary Shares shall immediately result in the cancellation of equal number of shares of Class B Ordinary Share on the date of such disposition.

As of the date of this prospectus, our Chief Executive Officer and Director, Mr. Bo Zhu, beneficially owned 1,200,000 Class B Ordinary Shares, representing 62.52% of the total voting power of our issued and outstanding shares.

We are no longer an “emerging growth company” as defined under the federal securities laws and accordingly, are subject to the same public company reporting requirements as other public companies that are not emerging growth companies. See “Risk Factors — Risks Related to Our Share Structure and Class A Ordinary Shares — The requirements of being a public company may strain our resources and divert management’s attention” of our Annual Report on Form 20-F.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus and the “Risk Factors” section of our Annual Report on Form 20-F that is incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated   [*] , 2026

i

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with SEC and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares.

This prospectus does not constitute an offer, or an invitation to subscribe for and purchase, any of the Class A Ordinary Shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Class A Ordinary Shares and the distribution of the prospectus outside the United States.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in any free writing prospectus filed with the SEC, as well as any amended prospectus and any prospectus supplement, together with additional information described under the headings “Additional Information” and “Incorporation of Certain Information by Reference.” We have not, and the Selling Shareholder has not, authorized anyone to provide you with different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Selling Shareholder is not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Unless otherwise indicated, references to “AGM Group Holdings Inc.,” the “Company,” “AGM,” “we,” “our,” “us” or similar terms refer to AGM Group Holdings Inc. and its subsidiaries, except where the context otherwise requires.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 regarding the securities being offered pursuant to this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered by this prospectus, you may wish to review the full registration statement, including its exhibits.

We are subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we are required to file with the SEC annual reports on Form 20-F within four months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. We expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to furnish or make available to our shareholders annual reports containing our audited financial statements prepared in accordance with U.S. GAAP and make available to our shareholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year. Our annual report will contain a detailed statement of any transactions between us and our related parties.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus.

This prospectus incorporates by reference the following document:

●	our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on August 7, 2026.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investors” section of our website at www.agmhgroup.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Requests for such information should be made to us at the following address:

AGM Group Holdings Inc.

c/o Creative Consultants (Hong Kong) Limited

Unit 2212, 22/F, CC Wu Building

302-308 Hennessy Road

Wanchai, Hong Kong

Telephone: +852-975-02047

Attention: Bo Zhu, Chief Executive Officer

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our expectations regarding demand for and market acceptance of our products and services and the products and services we assist the distributions of;

●	our expectations regarding our customer base;

●	our ability to procure the applicable regulatory licenses in the relevant jurisdictions that we operate in;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential or desirable to the conduct of our business;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	overall industry and market performance; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial conditions and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

MARKET DATA

The Company uses market data throughout this prospectus. The Company has obtained certain market data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. The Company believes that the surveys and market research others have performed are reliable, but the Company has not independently verified this information.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and incorporated by reference herein. This summary does not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled "Risk Factors" and the more detailed information that appears later in this prospectus, as well as the documents incorporated by reference herein, before making an investment in our securities.

AGM Group Holdings Inc. was incorporated under the laws of the British Virgin Islands. We are a holding company with no material operations of our own, and we conduct our operations through our subsidiaries established in Hong Kong SAR, the British Virgin Islands and Canada. During 2025 and early 2026, we completed a series of dispositions of our operating subsidiaries, including: (i) the sale of Nanjing Lucun Semiconductor Co., Ltd. ("Nanjing Lucun") on May 7, 2025; (ii) the sale of AGM Tianjin and AGM Beijing on July 28, 2025; (iii) the sale of AGM Technology Limited ("AGM HK") on September 9, 2025; (iv) the deregistration of Beijing Keen Sense Technology Service Co., Ltd. on August 11, 2025; and (v) the deregistration of Beijing Bixin Electronic Technology Co., Ltd. on May 9, 2026.(collectively, the "Disposals" and "Deregistrations"). As a result of the Disposals and Deregistrations, the Company no longer has any operations or subsidiaries in the PRC. The disposal of Nanjing Lucun has been accounted for as discontinued operations in our consolidated financial statements for the fiscal year ended December 31, 2025, which are incorporated by reference into this prospectus from our Annual Report on Form 20-F.

Unless otherwise indicated, references to "AGM Holdings," the "Company," "we," "our," "us" or similar terms refer to AGM Group Holdings Inc. and its subsidiaries. Unless otherwise indicated, all references to "U.S. dollars," "dollars," "U.S. $" and "$" in this prospectus are to the lawful currency of the United States of America. All share and per share information in this prospectus reflects a 1-for-50 reverse stock split of the Company's common stock effected on June 3, 2025.

Overview

Investing in our securities involves a high degree of risk. Please carefully consider the risks discussed under Risk Factors in this prospectus beginning on page 7. We provide the following disclosure to help investors better understand our historical operations in China and the associated risks.

AGM Group Holdings Inc., or AGM Holdings, is a holding company incorporated in the British Virgin Islands, or the BVI. As a holding company with no material operations, AGM Holdings conducts its operations through its subsidiaries established in Hong Kong SAR, the British Virgin Islands and Canada. However, neither the holding company nor any of the Company’s subsidiaries conduct any operations through contractual arrangements with a variable interest entity (VIE) based in China. Prior to the disposal of our PRC subsidiaries, investors in our securities did not directly hold equity interests in those former PRC operating entities, but rather purchasing equity solely in AGM Holdings, our BVI holding company. Furthermore, shareholders may face difficulties enforcing their legal rights under United States securities laws against our directors and officers who are located outside of the United States.

Corporate Structure

Our equity structure is a direct holding structure. Below is a chart illustrating our corporate structure:

Transfers of Cash Among Subsidiaries

Within our direct holding structure, the cross-border transfer of funds among our current subsidiaries are subject to the laws and regulations in their respective jurisdictions. After the foreign investors’ funds enter AGM Holdings, AGM Holdings is permitted under the BVI laws to provide funding to our subsidiaries in Hong Kong SAR, the British Virgin Islands and Canada and was permitted to provide funding to our then subsidiary in Singapore, through loans or capital contributions without restrictions on the amount of the funds, subject to satisfaction of applicable government registration, approval and filing requirements. Our subsidiaries in Hong Kong SAR were permitted under Hong Kong laws to provide funding to our then subsidiaries in the PRC. Each of our subsidiaries in Hong Kong SAR is, as applicable, permitted under the laws of Hong Kong to provide funding to AGM through dividend distribution without restrictions on the amount of the funds, and our former subsidiary in Singapore was permitted under Singapore laws to do so prior to its disposal. See “Transfers of Cash to and from Our Subsidiaries” on page 5 of our Annual Report on Form 20-F incorporated by reference herein.

Regulatory Permissions

Historically, some of our operations were conducted in China through our subsidiaries. As of the date hereof, we have completed the disposal of our subsidiaries in China and no longer directly or indirectly own or control any operating entities in China. Pursuant to the applicable PRC regulations and guidelines regarding the filing requirements for overseas offering and listing of domestic enterprises, following the filing of our Annual Report on Form 20-F, we submitted to the CSRC materials stating that we are not within the scope of the CSRC filing requirements. As of the date of this prospectus, we have not received any response from the CSRC with respect to such materials. However, whether the CSRC agrees with our determination and whether we will be deemed subject to the filing requirements applicable to domestic enterprises conducting overseas offerings and listings will ultimately depend on the CSRC’s reviews, feedback, or other regulatory determinations with respect to the materials submitted by us. As of the date of this prospectus, we have not received any feedback or other regulatory determination from the CSRC with respect to such materials. In the absence of any response from the CSRC, we cannot assure that the CSRC will agree with our assessment that we are no longer within the scope of the filing requirements, nor can we determine whether we may still be required to complete filing, reporting, approval, or other regulatory procedures in connection with our overseas securities offerings, future financing activities, or other related matters. Nevertheless, if the CSRC or other PRC regulatory authorities determine that we remain subject to applicable filing or regulatory requirements, or if applicable laws, regulations, regulatory policies, applicable standards, or interpretations thereof change, we may be required to complete additional filing, reporting, approval, or other regulatory procedures. Although the Company is currently not required to obtain permission from any of the PRC governmental authorities and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental authorities.

Increase of Number of Authorized Shares

On September 10, 2025, the Board of the Company has approved the increase of the authorized maximum number of shares of the Company from 8,000,000 shares with a par value of US$ 0.05 each, comprising i) 4,000,000 shares of Class A Ordinary Shares, par value US$0.05 per share and ii) 4,000,000 shares of Class B Ordinary Shares, par value US$0.05 per share, to 90,000,000 shares with a par value of US$0.05 each, comprising i) 60,000,000 shares of Class A Ordinary Shares, par value US$0.05 per share and ii) 30,000,000 shares of Class B Ordinary Shares, par value US$ 0.05 per share.

Implications of Being a Foreign Private Issuer

We are incorporated in the BVI, and more than 50% of our issued and outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer”, as defined in Rule 405 under the Securities Act and Rule 3b-4(I) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Recent Developments

On March 2, 2025, the Company entered into a placement agency agreement with Maxim Group LLC, as exclusive placement agent on a best efforts basis, in connection with a registered direct offering of 16,390,000 Class A Ordinary Shares and warrants to purchase 16,390,000 Class A Ordinary Shares, at a combined offering price of $0.33 per share and warrant. The offering closed on March 4, 2025, and the Company received approximately $5.4 million in gross proceeds, before deducting placement agent fees and offering expenses. The Company intends to use the net proceeds from the offering to fund the acquisition of 2,000 bitcoin mining machines for a total purchase price of $9.62 million. The warrants are immediately exercisable for a period of five years at an initial exercise price of $0.33 per share, subject to certain reset and adjustment provisions. In connection with the offering, the Company also issued to the Placement Agent warrants to purchase up to 327,800 Class A Ordinary Shares at an exercise price equal to 125% of the offering price.

On May 7, 2025, AGM HK, a then wholly-owned subsidiary of the Company, completed the sale of all shares of Nanjing Lucun Semiconductor Co., Ltd. (“Nanjing Lucun”), a wholly-owned subsidiary of AGM HK incorporated in the PRC and principally producing high-performance hardware and computing equipment, to Hong Kong Giant Electronics Co., Limited, an unrelated third party, pursuant to an equity transfer agreement dated May 6, 2025, for a total transfer consideration of $57,450,000.

On July 28, 2025, AGM HK entered into an equity transfer agreement with Huai'an Qiguangdian Network Technology Co., Ltd. (“HQ Network”), an unrelated third party, pursuant to which AGM HK agreed to sell 100% of the shares of AGM Tianjin Construction Development Co., Ltd. (“AGM Tianjin”) and Beijing AnGaoMeng Technology Service Co., Ltd. (“AGM Beijing”), both indirect wholly-owned PRC subsidiaries of the Company principally engaged in software design, technology transfer, technology consulting, technology promotion and data processing services, for a total transfer consideration of $5,000.

On August 11, 2025, Beijing Keen Sense Technology Service Co., Ltd. was deregistered. Beijing Keen Sense was a subsidiary of AGM Defi Tech and its principal activity was to hire personnel and talents in fintech and blockchain areas and provide related development and research services in Asia.

On August 29, 2025, the Board of Directors of AGM approved and adopted an equity incentive plan (the “2025 Share Incentive Plan”), which became effective on the same date.

On September 5, 2025, AGM entered into an Equity Transfer Agreement with Mr. Peng Liu, an unrelated third party, for the sale of all shares of AGM Technology Limited (“AGM HK”), the Hong Kong subsidiary of the Company primarily engaged in the sale of cryptocurrency mining machines and standardized computing equipment. On September 9, 2025, the Company completed the sale of all shares of AGM HK to Mr. Peng Liu for a consideration of $6,850,000, upon which the Company no longer had control over AGM HK.

On September 22, 2025, AGM entered into a series of agreements with L1, pursuant to which the Company agreed to allot and issue up to US$6 million in face value of original issue discount convertible advances.

On October 1, 2025, AGM entered into a Letter Agreement with L1, pursuant to which the parties agreed to amend certain terms of the Securities Purchase Agreement, including the conversion price formula and the establishment of a floor price of US$0.7844.

On September 10, 2025, AGM amended its memorandum and articles of association to increase the authorized maximum number of shares from 8,000,000 shares with a par value of US$0.05 each, comprising (i) 4,000,000 Class A Ordinary Shares, par value US$0.05 per share, and (ii) 4,000,000 Class B Ordinary Shares, par value US$0.05 per share, to 90,000,000 shares with a par value of US$0.05 each, comprising (i) 60,000,000 Class A Ordinary Shares, par value US$0.05 per share, and (ii) 30,000,000 Class B Ordinary Shares, par value US$0.05 per share.

On October 14, 2025, AGM announced that it received a letter from the Nasdaq advising that it has maintained compliance with the Listing Rules through September 29, 2025, as required by the June 3, 2025 decision issued by the Nasdaq Hearings Panel (the “Panel”). Accordingly, the Panel has determined to allow the Company to maintain its listing on The Nasdaq Capital Market.

On December 18, 2025, AGM completed a subsequent closing of its previously announced US$2.0 million convertible promissory note offering. In connection with such subsequent closing, AGM issued a convertible promissory note in the principal amount of US$500,000 for aggregate gross proceeds of US$425,000. The subsequent closing represented the second closing of the first tranche under AGM’s securities purchase agreement entered into on September 22, 2025, pursuant to which AGM may issue up to US$6.0 million in aggregate principal amount of original issue discount convertible advances in three tranches, and the first tranche of US$2.0 million is issuable in two installments consisting of US$1.5 million at the initial closing and US$0.5 million upon the effectiveness of an initial resale registration statement.

On January 21, 2026, the Company completed the sale of 45% of its equity interests in AGM Software, a wholly-owned subsidiary of AGM Holdings incorporated under the laws of the British Virgin Islands, to Mr. Yuqiang Huang, an independent third party, pursuant to an equity transfer agreement dated January 15, 2026. Pursuant to the terms of the equity transfer agreement, Mr. Yuqiang Huang agreed to purchase 100% of the equity interests in AGM Defi Lab and AGM Defi Tech, and 45% of the equity interests in AGM Software, for an aggregate consideration of US$170,000. Following completion of the transaction, AGM Holdings and Mr. Yuqiang Huang hold 55% and 45% of the equity interests in AGM Software, respectively, and AGM Software remains a subsidiary of the Company.

On January 22, 2026, AGM entered into a securities purchase agreement with an institutional investor, pursuant to which the Company has the right, but not the obligation, to issue and sell, from time to time, Class A Ordinary Shares of the Company for aggregate gross proceeds of up to US$25 million, representing the commitment amount under the equity line of credit facility or ELOC (such amount, the “Commitment Amount”). The equity line of credit facility has a term of 24 months and permits the Company, subject to the satisfaction of certain conditions, to deliver purchase notices to the investor from time to time requiring the investor to purchase a specified number of Class A Ordinary Shares at prices determined in accordance with the terms of the agreement. In connection with the entry into the equity line of credit facility, the Company also issued the investor a five-year warrant to purchase 608,777 Class A Ordinary Shares at an exercise price of US$2.4639 per share.

On February 3, 2026, the Company completed the sale of all of its equity interests in AGM Defi Tech, a wholly-owned subsidiary of AGM Holdings incorporated under the laws of Hong Kong and primarily engaged in the provision of software development and consulting services in Asia, to Mr. Yuqiang Huang, an independent third party, pursuant to an equity transfer agreement dated January 15, 2026. Upon closing of the transaction, the Company no longer had control over AGM Defi Tech.

On February 27, 2026, the Company completed the sale of all of its equity interests in AGM Defi Lab, a wholly-owned subsidiary of AGM Holdings incorporated under the laws of Singapore and primarily engaged in the development of software and applications and the operation of internet search engines, to Mr. Yuqiang Huang, an independent third party, pursuant to the equity transfer agreement dated January 15, 2026. Upon closing of the transaction, the Company no longer had control over AGM Defi Lab.

On May 9, 2026, Beijing Bixin Electronic Technology Co., Ltd. completed its deregistration following a resolution to dissolve. Upon completion of the deregistration, Beijing Bixin ceased to exist as a legal entity. Beijing Bixin was incorporated under the laws of the People’s Republic of China and primarily engaged in software development and related services.

Our Corporate Information

Our principal executive office is at Unit 2212, 22/F, CC Wu Building, 302-308 Hennessy Road . Wanchai, Hong Kong. The telephone number of our principal executive offices is +852-975-02047. Our registered office and our registered agent’s office in the British Virgin Islands are both at Aegis Chambers, 1st Floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway Road Town, Tortola, British Virgin Islands. Our registered agent in the United States is Vcorp Agent Services, Inc. We maintain a website at www.agmhgroup.com.

Other Information

Because we are incorporated under the laws of the British Virgin Islands, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Service of Process and Enforcement of Civil Liabilities” for more information.

Notes on Prospectus Presentation

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts and certain US$ amounts into RMB amounts at specified rates solely for the convenience of the reader. The relevant exchange rates are listed below:

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
Period Ended RMB: USD exchange rate	7.0288	7.1884
Period Average RMB: USD exchange rate	7.1429	7.1217

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

For clarification, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our CEO will be presented as “Bo Zhu”, even though, in Chinese, his name is presented as Zhu Bo.

We have relied on statistics provided by a variety of publicly-available sources regarding expectations of growth of Hong Kong. Some market data and statistical information contained in this prospectus are based on management’s estimates and calculations, which are derived from our review and interpretation of the sources listed above, our internal research and our knowledge of software industries in Hong Kong. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

THE OFFERING

Issuer	AGM Group Holdings Inc.

Securities offered by the Selling Shareholder	Up to 7,649,160 Class A Ordinary Shares, comprising of (i) up to 7,449,160 Class A Ordinary Shares convertible from the Advances, (ii)) 50,000 Pre-Delivery Shares and (iii) pre-funded warrants to purchase an additional 150,000 Pre-Delivery Shares

Class A Ordinary Shares outstanding prior to completion of this Offering	3,596,375 Class A Ordinary Shares (which includes 839,184 Class A Ordinary Shares registered hereby which have previously been issued)

Class A Ordinary Shares outstanding immediately after this Offering	Up to 10,206,351 Class A Ordinary Shares See Description of Shares for more information.
Terms of the offering	The Selling Shareholder may sell, transfer or otherwise dispose of any or all of the Class A Ordinary Shares offered by this prospectus from time to time on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Class A Ordinary Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Discount for shares underlying Advances	The Advances includes an original issues discount of up to US$184,000.

Interest rate	No interest shall accrue prior to the occurrence of defaulting event, and from and after the occurrence and during the continuance of any defaulting event, interest shall accrue at a rate equal to 15% per annum or, if less, the highest amount permitted by law.

Listing	Our Class A Ordinary Shares are listed on Nasdaq Capital Markets under the symbol AGMH.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the Selling Shareholder.

Risk Factors	The Class A Ordinary Shares offered hereby involve a high degree of risk. You should read Risk Factors beginning on page 7 for a discussion of factors to consider before deciding to invest in our Class A Ordinary Shares.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables summarize our consolidated financial data for the periods and as of the dates indicated. The summary audited consolidated statements of income data for the years ended December 31, 2025, 2024 and 2023, and the summary audited consolidated balance sheets data as of December 31, 2025, 2024 and 2023 have been derived from our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, and included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary audited consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

The following table presents our summary consolidated statements of income data (audited) for the years ended December 31, 2025, 2024 and 2023.

	For The Years Ended December 31
	2025	2024	2023
	US$	US$	US$
	(audited)
Revenue	30,561,201	32,044,575	68,758,258
Cost of Revenue	(27,405,410)	(25,188,174)	(65,605,382)
Gross Profit	3,155,791	6,856,401	3,152,876
(Loss)/income from Operations	(4,681,206)	5,947,359	15,820,560
Total Other income/(expenses)	8,155,985	(76,480)	(311,498)
Net income/(loss)	561,630	3,119,095	(7,439,280)
Total comprehensive income/(loss)	557,079	2,432,916	(11,011,210)

The following table sets forth certain items in our condensed consolidated statements of cash flows for the years ended December 31, 2025, 2024 and 2023.

	For The Years Ended December 31
	2025	2024	2023
	US$	US$	US$
	(audited)
Net cash (used in)/provided by operating activities	(4,077,322)	7,111,426	(1,691,718)
Net cash provided by/(used in) investing activities	5,000	115,848	(10,708)
Net cash provided by/(used in) financing activities	3,180,676	(7,242,251)	1,322,819
Exchange rate effect on cash, cash equivalents and restricted cash	38,014	(407,532)	(2,092,354)
Net change in cash, cash equivalents and restricted cash	(853,632)	(422,509)	(2,471,961)
Cash, cash equivalents and restricted cash, beginning of the year	1,178,970	1,601,479	4,073,440
Cash, cash equivalents and restricted cash, end of the year	325,338	1,178,970	1,601,479

The accompanying notes are an integral part of these consolidated financial statements.

RISK FACTORS

An investment in our Class A Ordinary Shares involves a high degree of risk. In addition to the other information included or incorporated by reference in this prospectus, you should consider carefully the following factors and the factors set forth under the heading “Item 3. Key Information — Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on August 7, 2026 and incorporated herein by reference. Before deciding whether to invest in our Class A Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled Management’s Discussion and Analysis of Financial Condition and Results of Operation and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Class A Ordinary Shares.

We are a holding company incorporated in the British Virgin Islands and conduct substantially all of our business through our subsidiaries in Hong Kong SAR, Canada, the British Virgin Islands and Singapore. We may rely on dividends to be paid by subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If subsidiaries’ incur debt on their own behalf in the future, the instruments governing the debt may restrict subsidiaries’ ability to pay dividends or make other distributions to us.

 We may be exposed to liabilities under the Foreign Corrupt Practices Act.

We are subject to the U.S. Foreign Corrupt Practices Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are in the process of implementing an anticorruption program, which prohibits the offering or giving of anything of value to foreign officials, directly or indirectly, for the purpose of obtaining or retaining business. The anticorruption program also requires that clauses mandating compliance with our policy be included in all contracts with foreign sales agents, sales consultants and distributors and that they certify their compliance with our policy annually. It further requires that all hospitality involving promotion of sales to foreign governments and government-owned or controlled entities be in accordance with specified guidelines. In the meantime, we believe to date we have complied in all material respects with the provisions of the FCPA.

However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

We are dependent on our major customers for the majority of our revenues. The loss of one or more significant customers could adversely affect our financial condition, prospects and results of operations.

For the fiscal year ended December 31, 2025, five customers accounted for 19%, 18%, 16%, 15% and 14% of the Company's revenues, respectively. For the fiscal year ended December 31, 2024, three customers accounted for 64%, 21% and 12% of the Company’s revenues. For the fiscal year ended December 31, 2023, three customers accounted for 53%, 19% and 13% of the Company’s revenues, respectively. If we were to lose any key alliances over a relatively short period of time or if one of our largest customers fails to pay or delays in paying a significant amount of our outstanding receivables, we could experience an adverse impact on our business, financial condition, results of operations, cash flows and prospects. Additionally, changes in ownership of our customers may result in the loss of, or reduction in, business from those customers, which could materially and adversely affect our business, financial condition, results of operations and prospects.

We are dependent on a limited number of suppliers, and delays in deliveries or increases in the cost could harm our business, results of operations and financial condition.

Our ability to meet our customers demand for our service depends upon obtaining adequate supplies on a timely basis. We have established relationships with a limited number of suppliers. For the fiscal year ended December 31, 2025, one supplier accounted for 99% of the Company's total cost of revenues. For the fiscal year ended December 31, 2024, two suppliers accounted for 75% and 25% of the Company’s total cost of revenues. For the fiscal year ended December 31, 2023, four suppliers accounted for 29%, 26%, 24% and 10% of the Company’s total cost of revenues. Should any of our current suppliers be unable to deliver their service or otherwise fail to deliver in a timely manner and at acceptable prices and quality, we would have to identify and quality replacements from alternative sources of supply. However, the process of qualifying new suppliers for complex components is also lengthy and could have a material adverse effect on our business, financial condition and results of operations. Additionally, increase in costs may adversely impact demand for our services or the results of our business operations.

Risks Related to Doing Business in China

PRC laws and regulations may continue to affect matters relating to our historical operations in China.

As of the date of this prospectus, we have completed the disposal of all of our subsidiaries in China and no longer directly or indirectly own or control any operating entities in China. Accordingly, based on the current facts and circumstances, we believe that we are no longer within the scope of PRC regulatory requirements applicable to domestic enterprises conducting overseas securities offerings and listings, subject to the regulatory uncertainty discussed below. However, as we historically maintained subsidiaries and conducted operations in the PRC, we may remain subject to certain compliance requirements arising from our historical operations in the PRC. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Additionally, governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”), which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited if any of the following circumstances exist: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company's controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provide that if the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer's operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the issuer's main business activities are conducted in China, or its main place(s) of business are located in China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures. The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

At the Press Conference held in connection with the promulgation of the Overseas Listing Trial Measures, officials from the CSRC clarified that domestic companies that have already been listed overseas on or before March 31, 2023 shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC upon occurrences of certain subsequent matters such as follow-on offerings of securities. According to the Overseas Listing Trial Measures and the Press Conference, existing domestic companies that have completed overseas offering and listing before March 31, 2023, such as us, shall not be required to perform filing procedures for the completed overseas securities issuance and listing. Existing Issuers that remain within the scope of the Overseas Listing Trial Measures are generally required to complete the applicable filing procedures in connection with subsequent securities offerings. Following the disposal or deregistration of all of our PRC subsidiaries, based on the current facts and circumstances, and after consultation with our PRC counsel,we believe that we are no longer within the scope of such filing requirements. However, whether the CSRC accepts our determination remains uncertain. If it is determined that any approval, filing or other administrative procedures from the CSRC or other PRC governmental authorities is required for any future offering or listing, we cannot assure you that we can obtain the required approval or accomplish the required filings or other regulatory procedures in a timely manner, or at all. If we fail to fulfill the filing procedure as stipulated by the Overseas Listing Trial Measures or offer and list securities in an overseas market in violation of the Overseas Listing Trial Measures, the CSRC may order rectification, issue warnings to us, and impose a fine of between RMB1,000,000 and RMB10,000,000. Persons-in-charge and other persons that are directly liable for such failure shall be warned and each imposed a fine from RMB500,000 to RMB5,000,000. Controlling shareholders and actual controlling persons of us that organize or instruct such violations shall be imposed a fine from RMB1,000,000 to RMB10,000,000. Any such action, or negative publicity regarding such requirements, could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our Class A Ordinary Shares.

The PRC government may in the future promulgate new laws, regulations or implementing rules that require our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before future offerings in the U.S. Any such action could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of our securities. If our holding company was required to obtain approval or filing in the future and was denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchanges, which would materially affect the interest of the investors.

Risks Related to the Disposal of PRC Subsidiaries

We may face transition risks following the disposal of all of our PRC subsidiaries.

During 2025 and early 2026, we completed the disposal or deregistration of all of our subsidiaries in China, including, Nanjing Lucun Semiconductor Co., Ltd., AGM Tianjin Construction Development Co., Ltd., Beijing AnGaoMeng Technology Service Co., Ltd., Beijing Keen Sense Technology Service Co., Ltd., and Beijing Bixin Electronic Technology Co., Ltd. These disposals and deregistrations represent a significant shift in our operational structure. We may encounter transition risks associated with these disposals, including disruptions to our business operations, potential loss of key personnel, challenges in transitioning customer and supplier relationships, and unanticipated costs associated with the separation of these entities from our consolidated group. Any such disruptions or costs could materially and adversely affect our business, financial condition and results of operations.

Our remaining operations outside of China may not be sufficient to sustain our business.

Following the disposal of our PRC subsidiaries, our operations are now conducted primarily through our subsidiaries in Hong Kong SAR, the British Virgin Islands and Canada. These remaining operations may not generate sufficient revenue or cash flow to sustain our business at historical levels or to support our future growth plans. We may need to raise additional capital to fund our operations, and such capital may not be available on acceptable terms, or at all. If our remaining operations are unable to generate adequate revenue, our business, financial condition and results of operations could be materially and adversely affected.

Our claim that we are no longer subject to CSRC filing requirements may not be accepted by the CSRC.

As of the date of this prospectus, we have completed the disposal of all of our subsidiaries in China and no longer directly or indirectly own or control any operating entities in China. We believe that we are no longer within the scope of the filing regime under the Overseas Listing Trial Measures. Following the filing of our Annual Report on Form 20-F, we submitted to the CSRC materials stating that we are not within the scope of the CSRC filing requirements. As of the date of this prospectus, we have not received any response from the CSRC with respect to such materials. However, whether the CSRC agrees with our determination remains uncertain. Until such clear determination is made, we cannot assure that the CSRC will agree with our assessment. If the CSRC determines that we remain subject to applicable filing or regulatory requirements, or if applicable laws, regulations, regulatory policies, applicable standards, or interpretations thereof change, we may be required to complete additional filing, reporting, approval, or other regulatory procedures in connection with our future securities offerings, financing activities, or other related matters. Any failure to complete such procedures in a timely manner, or at all, could subject us to sanctions by the CSRC or other PRC regulatory authorities, and could materially and adversely affect our business, financial condition, reputation, and the trading price of our Class A Ordinary Shares.

Our business operations are now concentrated in a limited number of subsidiaries outside of China.

Following the disposal of all of our PRC subsidiaries, our operations are now primarily conducted through a small number of subsidiaries in Hong Kong SAR, the British Virgin Islands and Canada. This concentration of operations in a limited number of entities exposes us to increased risks, including country-specific regulatory changes, adverse local economic conditions, tax law changes, and disruptions affecting any single jurisdiction. In addition, our revenues and profitability are now more dependent on the performance of these few remaining subsidiaries, any of which could be materially affected by events beyond our control. If any of these key jurisdictions or subsidiaries experience operational difficulties, regulatory sanctions, or other adverse developments, we may not have the geographic or operational diversification to mitigate such impacts, which could materially and adversely affect our business, financial condition and results of operations.

We may have contingent liabilities arising from the disposed subsidiaries.

Under the relevant equity transfer agreements, we may retain certain liabilities or indemnification obligations with respect to the disposed subsidiaries. These could include tax liabilities, contractual disputes, employee claims, or other obligations that arose prior to or in connection with the disposals. In addition, we could be subject to claims from the buyers of these subsidiaries for breaches of representations and warranties under the relevant transaction documents. Any such liabilities or claims, individually or in the aggregate, could be material and could adversely affect our business, financial condition and results of operations.

Risks Related to Our Share Structure and Class A Ordinary Shares

The dual-class structure of our Ordinary Shares has the effect of concentrating voting control with certain shareholders, including our executive officers, employees and directors and their affiliates, which will limit your ability to influence the outcome of important transactions, including a change in control.

Under the currently effective memorandum and articles of association of the Company, we are authorized to issue a maximum of 90,000,000 shares with a par value of US$ 0.05 each, comprising i) 60,000,000 shares of Class A Ordinary Shares, par value US$ 0.05 per share and ii) 30,000,000 shares of Class B Ordinary Shares, par value US$ 0.05 per share. As of the date of this prospectus, there are 3,596,375 Class A Ordinary Shares and 1,200,000 Class B Ordinary Shares issued and outstanding. Each Class B Ordinary Share in the Company confers upon the shareholder the right to five votes at a meeting of the shareholders of the Company or on any resolution of shareholders, and each Class A Ordinary Share in the Company confers upon the shareholder the right to one vote at a meeting of the shareholders of the Company or on any resolution of shareholders. Because of the five-to-one voting ratio between our Class B Ordinary Shares and Class A Ordinary Shares, the holders of our Class B Ordinary Shares collectively control a majority of the combined voting power of our Ordinary Shares and therefore are able to control all matters submitted to our shareholders for approval. These holders of our Class B Ordinary Shares may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The directors and executive officers beneficially own all of the issued and outstanding Class B Ordinary Shares as of the date hereof. As of the date hereof, our directors and executive officers directly and indirectly hold an aggregate of approximately 62.52% of the combined voting power of Class A Ordinary Shares and Class B Ordinary Shares. Our directors and executive officers have voting and dispositive power of all the issued and outstanding Class B Ordinary Shares. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our shareholders of an opportunity to receive a premium for their ordinary shares as part of a sales of our company and might ultimately affect the market price of our Class A Ordinary Shares.

The laws of BVI provide limited protections for minority shareholders, so minority shareholders will not have the same options as to recourse in comparison to the U.S. if the shareholders are dissatisfied with the conduct of our affairs.

We are a BVI business company incorporated under the laws of the British Virgin Islands, and substantially all of our assets are located outside of the United States. Virtually all of our assets and a substantial portion of our current business operations are conducted in the PRC. In addition, almost all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to bring an action against these individuals within the United States. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts, including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, many of whom are not residents in the United States, and whose significant part of assets are located outside of the United States.

Shareholders of BVI business companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. Shareholders of a BVI company could, however, bring a derivative action in the BVI courts, and there is a clear statutory right to commence such derivative claims under Section 184C of the BVI Act. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI business company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the BVI of judgments obtained in the United States, although the courts of the BVI will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The BVI Act offers some limited protection of minority shareholders. The principal protection under statutory law is that shareholders may apply to the BVI court for an order directing the company or its director(s) to comply with, or restraining the company or a director from engaging in conduct that contravenes, the BVI Act. Under the BVI Act, the minority shareholders have a statutory right to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. This remedy is available at the discretion of the BVI court. A shareholder may also bring an action against the company for breach of duty owed to him as a shareholder. A shareholder who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English common law. Under the general rule pursuant to English common law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the Board of Directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to BVI law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

Under the laws of the BVI, the rights of minority shareholders are protected by provisions of the BVI Act dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protection under statutory law is that shareholders may bring an action to enforce the constitutional documents of the company (i.e. the memorandum and articles of association) as shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association of the company. A shareholder may also bring an action under statute if he feels that the affairs of the company have been or will be carried out in a manner that is unfairly prejudicial or discriminating or oppressive to him. The BVI Act also provides for certain other protections for minority shareholders, including in respect of investigation of the company and inspection of the company books and records. There are also common law rights for the protection of shareholders that may be invoked, largely dependent on English common law, since the common law of the BVI for business companies is limited.

As a result of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the BVI Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Item 10.B. Memorandum and Articles of Association” in our Annual Report on Form 20-F.

We may issue a number of Class A Ordinary Shares issuable upon conversion of outstanding Advances issued to L1; the issuance of such shares could have a significant dilutive impact on our shareholders.

As of the date of this prospectus, we had an outstanding Advance convertible into up to 6,609,976 Class A Ordinary Shares, subject to adjustment. Additionally, the Advances provides for an adjustment to the conversion prices and number of shares underlying the such securities upon our issuance of our Class A Ordinary Shares or equivalents at a price per share that is less than the conversion prices of such securities.

Accordingly, sales of substantial amounts of our Class A Ordinary Shares, in the public market at any time, or the perception that these sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future. In addition, the Class A Ordinary Shares sold under this prospectus are freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market subject to the provisions of Rule 144 under the Securities Act. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A Ordinary Shares, and the issuance of such shares could have a significant dilutive impact on our shareholders.

SELLING SHAREHOLDER

The Class A Ordinary Shares being offered by the Selling Shareholder are those issuable to the Selling Shareholder upon conversion of the Advances, exercise of the Warrant and those issued to the same as Pre-Delivery Shares. We are registering the Class A Ordinary Shares in order to permit the Selling Shareholder to offer the shares for resale from time to time. Except that the Selling Shareholder purchased the Advances and received the Pre-Delivery Shares and pre-funded warrants from us pursuant to the Securities Purchase Agreement, the Selling Shareholder had no material relationship with us within the past three years.

The table below lists the Selling Shareholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Class A Ordinary Shares held by the Selling Shareholder. The second column lists the number of Class A Ordinary Shares beneficially owned by the Selling Shareholder as of the date of this prospectus, which represents the Pre-Delivery Shares delivered to the Selling Shareholder and pre-funded warrants to purchase additional Pre-Delivery Shares pursuant to the Securities Purchase Agreement.

The third column lists the Class A Ordinary Shares being offered by this prospectus by the Selling Shareholder and does not take in account any limitations on conversion of the shares underlying Advance set forth therein.

Under the terms of the Advance, and the Securities Purchase Agreement, the Selling Shareholder may not convert the Advance to the extent (but only to the extent) it or any of its affiliates would beneficially own a number of Class A Ordinary Shares which would exceed 4.99% of the total Class A Ordinary Shares issued and outstanding as of the date of conversion. The number of shares in the second column reflects these limitations. The Selling Shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Class A Ordinary Shares Beneficially Owned	Percentage of Class A Ordinary Shares Owned	Maximum Number of Class A Ordinary Shares to be Registered Hereby*
L1 Capital Global Opportunities Master Fund	186,258	4.99%	7,649,160

*	Represents the total number of Class A Ordinary Shares underlying the Advances, the Pre-Delivery Shares and the pre-funded warrants to purchase additional Pre-Delivery Shares owned by the Selling Shareholder, assuming full conversion of the Advance and full exercise of the Warrants offered hereby, including Class A Ordinary Shares underlying the Advance which is subject to a 4.99% beneficial ownership limitation. David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund. As such they may be deemed to be beneficial owners of such Class A Ordinary Shares. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes, except to the extent of their pecuniary interests. The business address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

Other Transactions

On January 22, 2026, AGM entered into a securities purchase agreement with an institutional investor, pursuant to which the Company has the right, but not the obligation, to issue and sell, from time to time, Class A Ordinary Shares of the Company for aggregate gross proceeds of up to US$25 million, representing the commitment amount under the equity line of credit facility or ELOC (such amount, the “Commitment Amount”). The equity line of credit facility has a term of 24 months and permits the Company, subject to the satisfaction of certain conditions, to deliver purchase notices to the investor from time to time requiring the investor to purchase a specified number of Class A Ordinary Shares at prices determined in accordance with the terms of the agreement. In connection with the entry into the equity line of credit facility, the Company also issued the investor a five-year warrant to purchase 608,777 Class A Ordinary Shares at an exercise price of US$2.4639 per share.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the Selling Shareholder.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2025 on an actual basis:

As of December 31, 2025
(audited)
Shareholders Equity:
Class A Ordinary Shares (US$0.05 par value, 60,000,000 shares authorized, 2,547,191 shares issued and outstanding as of December 31, 2025)	127,360
Class B Ordinary Shares (US$0.05 par value, 30,000,000 shares authorized, 1,200,000 shares issued and outstanding as of December 31, 2025)	60,000
Additional paid-in capital	33,003,786
Statutory reserves	-
Retained earnings	5,985,268
Accumulated other comprehensive loss	(3,852)
Total AGM Holdings Limited shareholders equity	39,172,562
TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$44,228,907

CORPORATE HISTORY AND STRUCTURE

Our equity structure is a direct holding structure. Below is a chart illustrating our current corporate structure following the disposal of AGM HK and its PRC subsidiaries:

AGM Holdings was incorporated on April 27, 2015 under the laws of the British Virgin Islands (“BVI”). It is a holding company with operations conducted through its subsidiaries as described below.

AGM Technology Limited (“AGM HK”) was incorporated on May 21, 2015 under the laws of Hong Kong. It was an operating subsidiary focused on serving customers in Asia. On September 5, 2025, we entered into an Equity Transfer Agreement with Mr. Peng Liu, an unrelated third party, pursuant to which we sold all shares of AGM HK held by us.

AGM Tianjin Construction Development Co., Ltd. (“AGM Tianjin”) was incorporated on October 13, 2015 in Tianjin under the laws of the People’s Republic of China. AGM Tianjin was subsidiary of AGM HK. and held 100% of the equity interests in Beijing AnGaoMeng Technology Service Co., Ltd. (“AGM Beijing”), which was incorporated on November 13, 2015 in Beijing. AGM Beijing was a subsidiary of AGM Tianjin. On July 28, 2025, AGM HK, entered into an equity transfer agreement by and among AGM HK, Huai’an Qiguangdian Network Technology Co., Ltd. (“HQ Network”), AGM Tianjin and AGM Beijing for the sale of shares of AGM Tianjin and AGM Beijing held by AGM HK to HQ Network.

KOI Global Ltd (formerly known as “AGM Software Service LTD”), was incorporated on June 14, 2017 under the laws of BVI (“AGM Software”). AGM Software is a subsidiary of AGM Holdings and its principal activity is to provide core technology services to customers in Hong Kong. On January 15, 2026, the Company entered into an equity transfer agreement by and among the Company and Mr. Yuqiang Huang for the sale of 45% of the equity interests in AGM Software.

On July 26, 2019, AGM Holdings acquired 100% of the equity interest in Anyi Network, Inc. (“Anyi Network”) and its subsidiaries, which was subsequently disposed of in December 2020.

On April 16, 2019, AGMTrade UK LTD (“AGM UK”), a subsidiary incorporated on July 18, 2017, was dissolved under the laws of England and Wales. On November 20, 2019, AGM Trade Global PTY LTD (“AGM Australia”), a subsidiary incorporated on July 25, 2017, was dissolved under the laws of Australia. On October 8, 2019, AGM Holdings transferred its 100% ownership of AGMClub Service Limited (“AGMClub”), a Hong Kong company incorporated on August 14, 2017. On August 15, 2019, AGM Global Asset Management Limited (“AGM Global”), a subsidiary acquired on May 24, 2018, was dissolved under the laws of Cayman Islands. AGM UK, AGM Australia, AGMClub and AGM Global were for business development purposes. They are holding companies and have not engaged any substantial businesses. As the business strategies developed, AGM Holdings wound up AGM UK, AGM Australia, AGMClub and AGM Global.

On May 19, 2020, Nanjing XinGaoMeng Software Technology Co., Ltd. (“AGM Nanjing”), an indirectly subsidiary incorporated on September 28, 2016, was dissolved under the laws of PRC. AGM Nanjing was a holding company and did not have any substantial assets or liabilities

On October 19, 2020, AGM Tianjin International Financial Leasing Co. Ltd. (“AGM Leasing”) was incorporated in the People’s Republic of China under the laws of the People’s Republic of China. AGM Leasing is a subsidiary of AGM HK and a wholly foreign-owned entity under the PRC laws. AGM Leasing was incorporated for the purpose of conducting financial leasing services for the Company. AGM Leasing did not conduct any operations or own any material assets or liabilities and was dissolved in July 2021.

On June 17, 2021, Nanjing Lucun Semiconductor Co., Ltd. (“Nanjing Lucun”) was incorporated in the People’s Republic of China under the laws of the People’s Republic of China. Nanjing Lucun was a subsidiary of AGM HK. On November 24, 2022, Nanjing Lucun established a branch in Beijing. On October 10, 2024, Nanjing Lucun Beijing Branch was deregistered. Pursuant to an equity purchase agreement dated May 6, 2025, Hong Kong Giant Electronics Co., Limited agreed to purchase Nanjing Lucun for a consideration of $57,450,000.

On July 30, 2021, AGM Defi Lab Pte Limited (“AGM Defi Lab”) was incorporated under the laws of Singapore. AGM Defi Lab was a wholly-owned subsidiary of AGM Holdings and its principal activity was to provide software development and consulting services in Asian areas. Pursuant to an equity transfer agreement dated January 15, 2026, Mr. Yuqiang Huang agreed to purchase 100% of the equity interests in AGM Defi Lab and AGM Defi Tech, and 45% of the equity interests in AGM Software, for a consideration of $170,000.

On August 9, 2021, AGM Defi Tech Limited (“AGM Defi Tech”) was incorporated under the laws of Hong Kong. AGM Defi Tech was a subsidiary of AGM Holdings and its principal activity was to provide software development and consulting services in Asia. Pursuant to an equity transfer agreement dated January 15, 2026, Mr. Yuqiang Huang agreed to purchase 100% of the equity interests in AGM Defi Lab and AGM Defi Tech, and 45% of the equity interests in AGM Software, for a consideration of $170,000.

On October 21, 2021, Beijing Keen Sense Technology Service Co., Ltd. (“Beijing Keen Sense”) was incorporated under the laws of the People's Republic of China. Beijing Keen Sense was a subsidiary of AGM Defi Tech and its principal activity was to hire personnel and talents in fintech and blockchain areas and provide related development and research services in Asia. On August 11, 2025, Beijing Keen Sense was deregistered.

On January 26, 2024, AGM Electronic, a direct subsidiary of AGM Holdings, was incorporated under the laws of Hong Kong. AGM Electronic was formed to conduct technology hardware research and development, manufacture, and sales in Asia.

On April 17, 2024, AGM Canada, a direct subsidiary of AGM Holdings, was incorporated under the laws of British Columbia, Canada. AGM Canada was formed to conduct technology hardware research and development, manufacture, and sales in North America.

On April 26, 2024, Beijing Bixin, a direct subsidiary of AGM Electronic, was incorporated under the laws of the People’s Republic of China. Beijing Bixin was formed to serve customers in Asia. Beijing Bixin was dissolved in May 2026.

On October 1, 2024, AGM Energy was incorporated under the laws of Alberta, Canada. AGM Canada owns 49% of AGM Energy. This entity does not have any operations as of the date of this annual report.

On December 4, 2024, AGM Integrated was incorporated under the laws of Hong Kong and is primarily engaged in the sale of cryptocurrency mining machines and standardized computing equipment. AGM Holdings owns 100% of AGM Integrated.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For our managements discussion and analysis of financial condition and results of operations for the fiscal years ended December 31, 2023, 2024 and 2025, please read “Item 5. Operating and Financial Review and Prospects” in our 2025Annual Report, which is incorporated by reference into this prospectus.

BUSINESS

We are a technology company. Our products and services include technology hardware research and development, and assembling and sales of technology hardware. Our mission is to become one of the key participants and contributors in the global technology hardware supply chain and fintech blockchain ecosystem.

In the third quarter of 2021, we formed the company’s new growth strategy and the decision to enter into the ASIC chip research and development, which was initially conducted through AGM HK (disposed of in September 2025). In August 2021, we announced the launch of our first ASIC crypto Miner - KOI MINER C16 (“C16”). C16 is equipped with the C3012 chip made by Semiconductor Manufacturing International Corp.’s N+1 process. C16 has a hash rate up to 113 TH/s and a power efficiency ratio of 30 J/T, supporting the mining of Bitcoin, Bitcoin Cash (BCH) and other cryptocurrencies.

Since 2025, the Company has developed the KOI MINER C21 SERIES (“C21”), which supports the mining of Bitcoin, Bitcoin Cash and other cryptocurrencies. The C21 is built on a new architecture using FinFET N+2 process technology. Its total hash rate exceeds 250 TH/s and can reach up to 285 TH/s, while its energy efficiency has been improved to 13.2 J/TH. The C21 features a four-air-channel cooling design that enables short-distance ventilation and efficient heat dissipation. Its hash board is designed to maintain precise and stable temperature control, thereby ensuring the smooth operation of the machine.

The following image illustrates the key features and technical specifications of the C21 series:

The competition of cryptocurrencies mining equipment has grown intense in recent years. Our main competitors are Bitmain, a multinational semiconductor company, Canaan, a supercomputing solutions provider, and MicroBT, a technology company based on block chain and artificial intelligence, all of which are located in China and have both ASIC research and development capacities and deep supply chain connections in China.

Sales Channels and Long-Term Opportunities

For the technology hardware business, senior sales personnel contact customers directly to promote and introduce product attributes, functions, operation and maintenance. Furthermore, we plan to use search engine marketing, search engine optimization, inherent virus marketing features developed within our products and social network marketing to targeted users. We believe the brand value will develop rapidly as our product inherently bring more educational value to retail clients as comparing to competitors’ product.

Customers and Suppliers

Customers

For the fiscal year ended December 31, 2025, our top five customers accounted for 19%, 18%, 16%, 15% and 14% of the Company’s total revenue, respectively. For the fiscal year ended December 31, 2024, three customers accounted for 64%, 21% and 12% of the Company’s total revenue, respectively. For the fiscal year ended December 31, 2023, three customers accounted for 53%, 19% and 13% of the Company’s total revenue, respectively.

Suppliers

For the fiscal year ended December 31, 2025, we had only one supplier, which accounted for 99% of its total cost of revenues. For the fiscal year ended December 31, 2024, five suppliers accounted for 75% and 25% of the Company’s total revenue, respectively. For the fiscal year ended December 31, 2023, four suppliers accounted for 29%, 26%, 24% and 10% of the Company’s total cost of revenues, respectively.

Legal Proceedings

As of the date hereof, there is no legal proceeding pending or threatened against to which we are a party of. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise.

Employees

As of December 31, 2025, we had a total of 11 full-time employees. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes.

Intellectual Property

We regard our intellectual property rights as critical to our operations. We rely on a combination of patents, copyrights, trademarks and trade secret laws to protect our intellectual property. As of the date of this prospectus, we owned three domain names.

Property, Plant and Equipment

As of the date of this prospectus, we do not own any real property, and has leased for the following location.

Facility	Address	Monthly Rent	Space	Lease terms
Office	Unit 2212, 22/F, CC Wu Building, 302-308 Hennessy Road, Wanchai, Hong Kong	US$ 3,000	650 square feet	July 7, 2025 to July 6, 2028

Cybersecurity

Our Board of Directors is responsible for reviewing the Company’s cybersecurity risk management and control systems in relation to the financial reporting by the Company, including the Company’s cybersecurity strategy. We maintain a process for assessing, identifying and managing material risks from cybersecurity threats, including risks relating to disruption of business operations or financial reporting systems, intellectual property theft; fraud; extortion; harm to employees or customers; violation of privacy laws and other litigation and legal risk; and reputational risk, as part of our overall risk management system and processes. Our Chief Executive Officer asses and manages our cybersecurity risks and presents to our Board of Directors, on a yearly basis, the work carried out on the identification, categorization, and mitigation procedures put in place in relation to the most relevant risks of the company, including cybersecurity risks. In this sense, risks related to cybersecurity have been categorized as “high relevance” for the Company.

Our IT department is responsible for targeted and regular monitoring of cybersecurity risks. They independently and continuously monitor cybersecurity risks and countermeasures to defend against such threats and, in the event of a cybersecurity threat or cybersecurity incident, inform executive management and our Board of Directors. In addition to the regular meetings between executive management and the individual risk owners mainly consisting out of the various departments’ heads, a comprehensive cybersecurity risk analysis for internal and external risks is carried out as appropriate.

According to the priority of the cybersecurity risks as result of the risk evaluation, risks are addressed by concrete actions and, if appropriate and possible, necessary countermeasures. In order to be able to react quickly and flexibly to cybersecurity risks, risk management is integrated into existing processes and reporting channels. Our risk management program considers cybersecurity risks alongside other company risks, and our enterprise risk professionals consult with company subject matter experts to gather information necessary to identify cybersecurity risks and evaluate their nature and severity, as well as identify mitigations and assess the impact of those mitigations on residual risk. We may engage third parties from time to time to conduct risk assessments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A Ordinary Shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

Under British Virgin Islands law and our currently effective memorandum and articles of association, the directors of the Company may, by resolution of directors, authorize a distribution by way of dividend at such time at such amount as they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

In addition to the above, all dividends are subject to certain restrictions under BVI law and our currently effective memorandum and articles of association, namely that:

●	notice of any dividend that may have been declared shall be given to each shareholder;

●	no dividend shall bear interest as against the Company and no dividend shall be paid on treasury shares; and
●	all dividends unclaimed for 3 years after having been declared may be forfeited by resolution of directors for the benefit of the Company.

Subject to our currently effective memorandum and articles of association, each Class A Ordinary Share in the Company confers upon the shareholder: (a) the right to one vote at a meeting of the shareholders of the Company or on any resolution of shareholders; (b) the right to an equal share in any dividend paid by the Company; and (c) the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

Subject to our currently effective memorandum and articles of association, shareholder(s) of Class B Ordinary Share shall not (a) receive the right to any dividend paid by the Company; and (b) receive the right to any distribution of the surplus assets of the Company on its liquidation.

If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiaries. AGM Software is permitted under the BVI laws to provide funding to AGM Holdings through dividend distribution as long as that immediately following the distribution the value of AGM Software’s assets will exceed its liabilities and it will be able to pay its debts as they fall due. Under the Dividend Declarations governed by the Canadian Business Corporations Act (CBCA), AGM Canada is permitted to pay dividends to AGM Holdings as long as the company generates enough profits to pay its liabilities. The dividends may be paid in the form of cash, property, or shares. AGM Integrated and AGM Electronic are permitted under the laws of Hong Kong to provide funding to AGM Holdings through dividend distribution out of profits available for distributions. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

TAX CONSIDERATION

See “Item 10. Additional Information —10.E. Taxation” in our Annual Report on Form 20-F for the year ended December 31, 2025 incorporated by reference herein.

DESCRIPTION OF SHARES

See “Item 10. Additional Information —10.B. Memorandum and Articles of Association” in our Annual Report on Form 20-F for the year ended December 31, 2025 incorporated by reference herein.

PLAN OF DISTRIBUTION

The Selling Shareholder, which has used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A Ordinary Shares or interests in shares of Class A Ordinary Shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A Ordinary Shares or interests in shares of Class A Ordinary Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholder may use any one or more of the following methods when disposing of shares or interests therein:

●	distributions to members, partners, shareholders or other equityholders of the Selling Shareholder;

●	ordinary brokerage transactions and transactions;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales and settlement of short sales entered into after the effective date of the Registration Statement of which this Prospectus is a part;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the shares of Class A Ordinary Shares owned by it and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of the Selling Shareholder, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, by amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this Prospectus. The Selling Shareholder also may transfer the shares of Class A Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Shareholders for purposes of this Prospectus.

In connection with the sale of our Class A Ordinary Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Ordinary Shares in the course of hedging the positions they assume. The Selling Shareholder may also sell shares of our Class A Ordinary Shares short and deliver these securities to close out their short positions, or loan or pledge the Class A Ordinary Shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction, to the extent required).

The aggregate proceeds to the Selling Shareholder from the sale of the Class A Ordinary Shares offered by it will be the purchase price of the Class A Ordinary Shares less discounts or commissions, if any. The Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Class A Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The Selling Shareholder and any underwriters, broker-dealers or agents that participate in the sale of the Class A Ordinary Shares or interests therein may be underwriters within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the Selling Shareholder shall not be deemed to be an underwriter solely as a result of its participation in this offering). Any discounts, commissions, concessions or profit it earns on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act (or an exemption therefrom).

To the extent required, the shares of our Class A Ordinary Shares to be sold, the names of the Selling Shareholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement that includes this Prospectus.

Regulation M

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our Class A Ordinary Shares and activities of the Selling Shareholder.

We have advised the Selling Shareholder that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability and liquidity of the shares offered by this Prospectus.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favourable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have a standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Harney Westwood & Riegels, our counsel as to British Virgin Islands law, has advised us that there is uncertainty as to whether the courts of the British Virgin Islands would: (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the British Virgin Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have been advised by Harney Westwood & Riegels that although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the federal or state courts of the United States (and the British Virgin Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the British Virgin Islands court will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the Foreign Court) which had jurisdiction to give the judgment of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes, penalties or fines, where the judgment was obtained by fraud or where enforcement would be contrary to public policy). The British Virgin Islands court can also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company. The British Virgin Islands court will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering if the judgment creditor has a foreign judgment based on a cause of action recognized under British Virgin Islands law, can establish that the British Virgin Islands court has jurisdiction over the judgment debtor and whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within 12 years of the judgment becoming enforceable and arrears of interest on a judgment debt cannot be recovered after 6 years from the date on which the interest was due. The courts of the British Virgin Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the British Virgin Islands to give rise to obligations to make payments that are penal or punitive in nature. A court of the British Virgin Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The British Virgin Islands court may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for districts in the State of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York under the securities laws of the State of New York.

There is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

The recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

The United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, may not be enforceable in the British Virgin Islands. A final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the British Virgin Islands.

For a detailed description of risks related to enforceability of civil liabilities, please refer to “Risk Factors — Risks Related to Doing Business in China — You may have difficulty enforcing judgments obtained against us” on page 8.

LEGAL MATTERS

We are being represented by Jingtian NY LLP with respect to certain legal matters as to United States federal securities and New York State law. Certain legal matters with respect to BVI law will be passed upon for us by our BVI counsel, Harney Westwood & Riegels. Certain legal matters as to PRC law will be passed upon for us by Shanghai Skylight Law Firm. Certain legal matters as to Hong Kong law will be passed upon for us by JT&N (Hong Kong).

EXPERTS

The financial statements of AGM Group Holdings Inc. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus by reference to AGM Group Holdings Inc.’s annual report on Form 20-F for the year ended December 31, 2025, have been audited by GGF CPA LTD, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The current address of GGF CPA LTD is Level 3, shop 119 No. 2, Jingang Avenue, Nansha District, Guangzhou, Guangdong, China.

AGM GROUP HOLDINGS INC.

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Stockholders of

AGM Group Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AGM Group Holdings Inc. (“the Company”), as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income/(loss), changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current year audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/GGF CPA LTD

We have served as the Company’s auditor since 2024.

Guangzhou, China

PCAOB NO: 2729

August 7, 2026

AGM GROUP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in US$, except for number of shares)

	December 31,	December 31,
	2025	2024

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$325,338	$1,170,462
Restricted cash	-	2
Accounts receivable, net	25,149,079	13,385,507
Inventories	5,780,250	27,172,200
Advances to suppliers, net	1,270,335	99,861
Prepayment and other current assets, net	9,807,087	4,174,868
Assets of discontinued operations - current	-	6,301,392
Total current assets	42,332,089	52,304,292
NON - CURRENT ASSETS:
Property, plant and equipment, net	-	8,532
Intangible assets, net	21,047	32,527
Operating lease right-of-use assets	86,914	-
Deferred tax assets	564,557	2,713,808
Other non-current assets	1,224,300	-
Assets of discontinued operations - non-current	-	6,308,929
Total non - current assets	1,896,818	9,063,796
TOTAL ASSETS	$44,228,907	$61,368,088

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	63,673	12,909,752
Accrued expenses and other payables	1,688,349	2,510,916
Advances from customers	-	539
Due to related parties	592,131	2,200,451
Operating lease liabilities, current	51,922	-
Income tax payable	794,032	15,392,010
Liabilities of discontinued operations - current	-	6,472,461
Total current liabilities	3,190,107	39,486,129
NON - CURRENT LIABILITIES:
Operating lease liabilities, non-current	52,992	-
Convertible bonds	1,813,246	-
Liabilities of discontinued operations - non-current	-	16,543
Total non - current liabilities	1,866,238	16,543
TOTAL LIABILITIES	$5,056,345	$39,502,672

SHAREHOLDERS’ EQUITY:
Class A Ordinary Shares (60,000,000 shares authorized with par value of $0.05, 2,547,191 and 485,058 shares issued and outstanding as of December 31, 2025 and 2024, respectively)*	$127,360	$24,255
Class B Ordinary Shares (30,000,000 shares authorized with par value of $0.05, 1,200,000 and 42,000 shares issued and outstanding as of December 31, 2025 and 2024, respectively)*	60,000	2,100
Additional paid-in capital	33,003,786	26,502,856
Statutory reserves	-	335,696
Retained earnings	5,985,268	5,423,638
Accumulated other comprehensive loss	(3,852)	(10,423,129)
Total shareholders’ equity	39,172,562	21,865,416
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$44,228,907	$61,368,088

*	Adjusted for the effect of 1-for-50 reverse share split on June 3, 2025.

The accompanying notes are an integral part of these consolidated financial statements

AGM GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Amounts in US$, except for number of shares)

	For The Years Ended December 31,
	2025	2024	2023

Revenues	$30,561,201	$32,044,575	$68,758,258
Cost of revenues	(27,405,410)	(25,188,174)	(65,605,382)
Gross profit	3,155,791	6,856,401	3,152,876

Operating expenses
Selling, general & administrative expenses	(7,836,997)	(909,042)	12,667,684
Total operating expenses	(7,836,997)	(909,042)	12,667,684

(Loss)/income from operations	(4,681,206)	5,947,359	15,820,560

Other income/(expenses)
Other income	41,236	50,438	37,071
Other expenses	(374,814)	(259,269)	(348,569)
Gain on disposal of subsidiaries	8,489,563	-	-
Total other income/(expenses)	8,155,985	(208,831)	(311,498)

Income from continuing operation before provision of income taxes	3,474,779	5,738,528	15,509,062
Provision for income taxes expenses	(2,896,953)	(2,330,891)	(4,093,157)

Net income from continuing operation	577,826	3,407,637	11,415,905

Discontinued operation
Loss from discontinued operation, net of income tax	(16,196)	(288,542)	(18,855,185)
Loss from discontinued operation, net of income tax	(16,196)	(288,542)	(18,855,185)

Net income/(loss)	$561,630	$3,119,095	$(7,439,280)

Comprehensive income/(loss)
Net income/(loss)	$561,630	$3,119,095	$(7,439,280)
Other comprehensive income/(loss)
Foreign currency translation adjustment	(4,551)	(686,179)	(3,571,930)
Total comprehensive income/(loss)	$557,079	$2,432,916	$(11,011,210)

Income/(loss) earnings per common share*
Continuing operations - Basic and Diluted	$0.33	$7.03	$23.54
Discontinued operations - Basic and Diluted	(0.01)	(0.59)	$(38.87)
Net income/(loss) per common share - Basic and Diluted	$0.32	$6.44	$(15.33)

Weighted average Class A Ordinary Shares outstanding, basic and diluted*	1,752,269	485,058	485,058

*	Adjusted for the effect of 1-for-50 reverse share split on June 3, 2025.

The accompanying notes are an integral part of these consolidated financial statements

AGM GROUP HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Number of Class A Ordinary Share*	Number of Class B Ordinary Share*	Class A Ordinary Share	Class B Ordinary Share	Additional paid-in capital	Statutory Reserves	(Accumulated loss)/ Retained earnings	Accumulated other comprehensive income/(loss)	Total
Balance, December 31, 2022	485,058	42,000	24,255	2,100	26,502,856	335,696	9,743,823	(6,165,020)	30,443,710
Net loss	-	-	-	-	-	-	(7,439,280)		(7,439,280)
Foreign currency translation adjustment	-	-	-	-	-	-	-	(3,571,930)	(3,571,930)
Balance, December 31, 2023	485,058	42,000	24,255	2,100	26,502,856	335,696	2,304,543	(9,736,950)	19,432,500
Net income	-	-	-	-	-	-	3,119,095	-	3,119,095
Appropriation to statutory reserve
Foreign currency translation adjustment	-	-	-	-	-	-	-	(686,179)	(686,179)
Balance, December 31, 2024	485,058	42,000	24,255	2,100	26,502,856	335,696	5,423,638	(10,423,129)	21,865,416
Net income							561,630		561,630
Reverse Stock Split	(78)		(6)		6				-
Issuance of Class A Ordinary Shares	327,800		16,390		4,772,945				4,789,335
Class A Ordinary Shares issued for consulting services	570,000		28,500		1,784,100				1,812,600
Issuance of Class A Ordinary Shares for warrants exercised	1,164,411		58,221		(58,221)				-
Issuance of Class B Ordinary Shares		1,200,000		60,000					60,000
Cancellation of Class B Ordinary Shares		(42,000)		(2,100)	2,100				-
Disposal of subsidiaries						(335,696)		10,423,828	10,088,132
Foreign currency translation adjustment								(4,551)	(4,551)
Balance, December 31, 2025	2,547,191	1,200,000	127,360	60,000	33,003,786	-	5,985,268	(3,852)	39,172,562

*	Adjusted for the effect of 1-for-50 reverse share split on June 3, 2025.

The accompanying notes are an integral part of these consolidated financial statements

AGM GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in US$)

	For The Years Ended December 31,
	2025	2024	2023

Cash flows from operating activities
Net income/(loss)	$561,630	$3,119,095	$(7,439,280)
Net loss from discontinued operation, net of tax	(16,196)	(288,542)	(18,855,185)
Net income from continuing operation	577,826	3,407,637	11,415,905

Adjustment to reconcile net (loss)/income to net cash used in operating activities
Depreciation and amortization	11,671	9,577	12,147
Amortization of operating lease right-of-use asset	86,914	9,726	34,398
Allowance/(Reversal) for doubtful accounts	4,992,591	(1,224,026)	(15,390,030)
Gain on disposal of subsidiaries	(8,489,563)	-	-
Class A Ordinary Shares issued for consulting services	588,300	-	-
Amortization of convertible note issuance costs	1,813,246	-	-
Deferred tax expenses	2,149,251	772,605	3,677,894
Changes in operating assets and liabilities:
Accounts receivable	(26,923,989)	(9,269,454)	72,581,225
Inventories	21,391,950	(27,172,200)	-
Advances to suppliers	(1,123,346)	1,872,507	4,370,651
Prepayment and other current assets	(4,316,641)	(384,957)	(3,148,581)
Accounts payable	63,674	(7,000,000)	(44,431,668)
Accrued expenses and other payables	5,023,471	765,495	294,939
Income tax payable	781,336	1,552,412	394,138
Advances from customers	-	(3,706,627)	3,697,928
Operating lease liabilities	(68,914)	(8,738)	(104,714)
Net cash (used in)/provided by operating activities from continuing operations	(3,442,223)	(40,376,043)	33,404,232
Net cash (used in)/provided by operating activities from discontinuing operations	(635,099)	47,487,469	(35,095,950)
Net cash (used in)/provided by operating activities	(4,077,322)	7,111,426	(1,691,718)

Cash flows from investing activities
Purchase of property, plant and equipment	-	-	(1,050)
Proceeds from disposal of subsidiaries	5,000	-	-
Proceeds from disposal of property, plant and equipment	-	2,433	-
Net cash provided by/(used in) investing activities from continuing operations	5,000	2,433	(1,050)
Net cash provided by/(used in) investing activities from discontinuing operations	-	113,415	(9,658)
Net cash provided by/(used in) investing activities	5,000	115,848	(10,708)

Cash flows from financing activities
Issuance of ordinary shares for cash, net of issuance costs	4,789,335	-	-
Proceeds from related parties	604,943	962,000	4,384,975
Repayments to related parties	(2,213,602)	(8,021,693)	(3,160,000)
Net cash provided by/(used in) financing activities from continuing operations	3,180,676	(7,059,693)	1,224,975
Net cash provided by/(used in) financing activities from discontinuing operations	-	(182,558)	97,844
Net cash provided by/(used in) financing activities	3,180,676	(7,242,251)	1,322,819

Effect of exchange rate changes on cash, cash equivalents and restricted cash	38,014	(407,532)	(2,092,354)
Net change in cash, cash equivalents and restricted cash	(853,632)	(422,509)	(2,471,961)
Cash, cash equivalents and restricted cash, beginning of the period	1,178,970	1,601,479	4,073,440
Cash, cash equivalents and restricted cash, end of the period	325,338	1,178,970	1,601,479
Less cash, cash equivalents and restricted cash of discontinued operations–end of period	-	8,506	51,393
Cash, cash equivalents and restricted cash of continuing operations–end of period	325,338	1,170,464	1,550,086

Reconciliation of cash, cash equivalents and restricted cash, beginning of the year
Cash, cash equivalents	1,170,931	1,599,906	4,073,440
Restricted cash	8,039	1,573	-
Cash, cash equivalents and restricted cash, beginning of period	1,178,970	1,601,479	4,073,440

Reconciliation of cash, cash equivalents and restricted cash, end of year
Cash, cash equivalents	325,338	1,170,931	1,599,906
Restricted cash	-	8,039	1,573
Cash, cash equivalents and restricted cash, end of period	325,338	1,178,970	1,601,479

Supplemental cash flow information
Interest paid	$-	$-	$-
Income taxes paid	$-	$709	$156,842

Non-cash investing and financing activities
Additions of ROU Assets	$103,466	$-	$136,598
Receivable from sale of subsidiaries	64,300,000	-	-

The accompanying notes are an integral part of these consolidated financial statements

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

AGM Group Holdings Inc. (“AGM Holdings”) was incorporated on April 27, 2015 under the laws of the British Virgin Islands (“BVI”). AGM Holdings is a holding company and does not own any material assets or liabilities other than holding equity interest of multiple entities and certain cash and cash equivalents.

AGM Technology Limited (“AGM HK”) was incorporated on May 21, 2015 under the laws of Hong Kong. It was an operating subsidiary focused on serving customers in Asia. On September 5, 2025, AGM Holdings entered into an Equity Transfer Agreement with Mr. Peng Liu, an unrelated third party, pursuant to which AGM Holdings sold all shares of AGM HK held by AGM Holdings.

AGM Tianjin Construction Development Co., Ltd. (“AGM Tianjin”) was incorporated on October 13, 2015 in Tianjin under the laws of the People’s Republic of China. AGM Tianjin was subsidiary of AGM HK. and held 100% of the equity interests in Beijing AnGaoMeng Technology Service Co., Ltd. (“AGM Beijing”), which was incorporated on November 13, 2015 in Beijing. AGM Beijing was a subsidiary of AGM Tianjin. On July 28, 2025, AGM HK, entered into an equity transfer agreement by and among AGM HK, Huai’an Qiguangdian Network Technology Co., Ltd. (“HQ Network”), AGM Tianjin and AGM Beijing for the sale of shares of AGM Tianjin and AGM Beijing held by AGM HK to HQ Network.

KOI Global Ltd (Previously known as “AGM Software Service LTD”, “AGM Software”), was incorporated on June 14, 2017 under the laws of BVI. AGM Software is a subsidiary of AGM Holdings and its principal activity will be assisting AGM HK in providing core technology services to customers in Hong Kong. On January 15, 2026, AGM Holdings entered into an equity transfer agreement by and among AGM Holdings and Mr. Yuqiang Huang for the sale of 45% of the equity interests in AGM Software.

On June 17, 2021, Nanjing Lucun Semiconductor Co., Ltd. (“Nanjing Lucun”) was incorporated in the People’s Republic of China under the laws of the People’s Republic of China. Nanjing Lucun was a subsidiary of AGM HK. On November 24, 2022, Nanjing Lucun established a branch in Beijing (“Nanjing Lucun Beijing Branch”). On October 10, 2024, Nanjing Lucun Beijing Branch was deregistered. Pursuant to an equity purchased agreement dated May 6, 2025, Hong Kong Giant Electronics Co., Limited agreed to purchase Nanjing Lucun for a consideration of $57,450,000.

On July 30, 2021, AGM Defi Lab Pte Limited, (“AGM Defi Lab”) was incorporated under the laws of Singapore. AGM Defi Lab was a wholly-owned subsidiary of AGM Holdings and its principal activity was to provide software development and consulting services in Asian areas. Pursuant to an equity transfer agreement dated January 15, 2026, Mr. Yuqiang Huang agreed to purchase 100% of the equity interests in AGM Defi Lab and AGM Defi Tech, and 45% of the equity interests in AGM Software, for a consideration of $170,000.

On August 9, 2021, AGM Defi Tech Limited., (“AGM Defi Tech”) was incorporated under the laws of Hong Kong. AGM Defi Tech was a subsidiary of AGM Holdings and its principal activity was to provide software development and consulting services in Asia. Pursuant to an equity transfer agreement dated January 15, 2026, Mr. Yuqiang Huang agreed to purchase 100% of the equity interests in AGM Defi Lab and AGM Defi Tech, and 45% of the equity interests in AGM Software, for a consideration of $170,000.

On October 21, 2021, Beijing Keen Sense Technology Service Co., Ltd. (“Beijing Keen Sense”) was incorporated under the laws of the People’s Republic of China. Beijing Keen Sense was a subsidiary of AGM Defi Tech and its principal activity was to hire personnel and talents in fintech and blockchain areas and provide related development and research services in Asia. On August 11, 2025, Beijing Keen Sense Technology Service Co., Ltd was deregistered.

On January 26, 2024, AGM Electronic, a direct subsidiary of AGM Holdings, was incorporated under the laws of Hong Kong. AGM Electronic was formed to conduct technology hardware research and development, manufacture, and sales in Asia.

On April 17, 2024, AGM Canada, a direct subsidiary of AGM Holdings, was incorporated under the laws of British Columbia, Canada. AGM Canada was formed to conduct technology hardware research and development, manufacture, and sales in North America.

On April 26, 2024, Beijing Bixin Electronic Technology Co., Ltd (“Beijing Bixin”), a direct subsidiary of AGM Electronic, was incorporated under the laws of the People’s Republic of China. Beijing Bixin was formed to serve customers in Asia. Beijing Bixin was dissolved in May 2026.

On October 1, 2024, AGM Energy was incorporated under the laws of Alberta, Canada. AGM Canada owns 49% of AGM Energy.

On December 4, 2024, AGM Integrated was incorporated under the laws of Hong Kong and is primarily engaged in the sale of cryptocurrency mining machines and standardized computing equipment. AGM Holdings owns 100% of AGM Integrated.

AGM Electronic and AGM Canada are mainly engaged in sales of cryptocurrency mining machines and standardized computing equipment. Beijing Bixin was primarily engaged in software development and provider. AGM Energy is into clean energy industry. None of these entities has any operations from inception to the date of this annual report.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

AGM HK, AGM Tianjin, AGM Beijing, AGM Software, Nanjing Lucun, AGM Defi Lab, AGM Defi Tech, Beijing Keen Sense, AGM Electronic, AGM Canada, Beijing Bixin, AGM Energy, and AGM Integrated, are collectively referred to as subsidiaries. AGM Holdings and its consolidated subsidiaries are collectively referred to herein as the “Company” unless specific reference is made to a particular entity.

The consolidated financial statements reflect the activities of AGM Holdings and each of the following entities:

Name	Date of Incorporation	Place of Incorporation	Percentage of Effective Ownership	Principal Activities
AGM Group Holdings Inc. (“AGM Holdings”)	April 27, 2015	BVI	100%	Holding company
AGM Technology Limited (“AGM HK”)(1)	May 21, 2015	Hong Kong	100%	Sale of cryptocurrency mining machines and standardized computing equipment
AGM Tianjin Construction Development Co., Ltd. (“AGM Tianjin”) formerly Shenzhen AnGaoMeng Financial Technology Service Co., Ltd.(1)	October 13, 2015	China	100%	Holding entity
Beijing AnGaoMeng Technology Service Co., Ltd. (“AGM Beijing”)(1)	November 13, 2015	China	100%	Software development and provider
KOI Global Ltd. previously known as AGM Software Service LTD(“AGM Software”)	June 14, 2017	BVI	100%	Core technology service provider
Nanjing Lucun Semiconductor Co., Ltd. (“Nanjing Lucun”)(1)	June 17, 2021	China	100%	Sale of cryptocurrency mining machines and standardized computing equipment
AGM Defi Lab Pte Limited (“AGM Defi Lab”)	July 30, 2021	Singapore	100%	Software development and provider
AGM Defi Tech Limited (“AGM Defi Tech”)	August 9, 2021	Hong Kong	100%	Software development and provider
Beijing Keen Sense Technology Service Co., Ltd (“Beijing Keen Sense”)(2)	October 21, 2021	China	100%	Software development and provider
AGM Electronic Technology Limited (“AGM Electronic”)	January 26, 2024	Hong Kong	100%	Sale of cryptocurrency mining machines and standardized computing equipment
AGM Canada Holdings Limited (“AGM Canada”)	April 17, 2024	Canada	100%	Sale of cryptocurrency mining machines and standardized computing equipment
Beijing Bixin Electronic Technology Co., Ltd (“Beijing Bixin”)	April 26, 2024	China	100%	Software development and provider
AGM Energy Corp. (“AGM Energy”)	October 1, 2024	Canada	49%	Clean energy industries
AGM Integrated Tech Limited (“AGM Integrated”)	December 4, 2024	Hong Kong	100%	Sale of cryptocurrency mining machines and standardized computing equipment

(1)	The Company has disposed the subsidiaries.

Disposal of Nanjing Lucun

On December 10, 2024, the board of directors decided to sell the Nanjing Lucun, a wholly-owned subsidiary of the Company before April 30, 2025. The sale of Nanjing Lucun falls under the category of non-continuing operations that have significant impact on the company’s entity’s operation, financial performance, or represent a strategic shift as it conforms to the definition of discontinued operations under ASC 205-20-45-1A to 45-1C and ASC 205-20-45-1E. We retrospectively classified it as a discontinued operation.

In May 2025, the Company disposed of its 100% equity interest in Nanjing Lucun for a cash consideration of $57,450,000, which was based on its net asset value as of December 31, 2024. Upon completion of the disposal, the Company recognized a loss of $7,518,052 representing the excess of the carrying amount of the net assets disposed of over the consideration. See Note 3 for further details.

Disposal of AGM Tianjin and AGM Beijing

In July 2025, the Company disposed of 100% equity interests in AGM Tianjin and AGM Beijing, for a cash consideration of $5,000. Upon completion of the disposal, the Company recognized a gain on disposal of $2,945,723, representing the excess of the consideration over the net book value of the subsidiaries at the date of disposal.

Disposal of AGM HK

In September 2025, the Company disposed of 100% equity interests in AGM HK, for a cash consideration of $6,850,000. Upon completion of the disposal, the Company recognized a gain on disposal of $13,044,190, representing the excess of the consideration over the net book value of the subsidiaries at the date of disposal.

(2)	The subsidiary was deregistered on August 11, 2025.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT POLICIES

Basis of Presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) to reflect the financial position, results of operations and cash flows of the Company. Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts for AGM Holdings and all its consolidated subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Discontinued Operation

The Company reports a disposal of its component or a group of its components as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on the Company’s operations and financial results. Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier. In the period that a discontinued operation is classified as held for sale, the assets and liabilities of the discontinued operation are presents separately in asset and liability sections, respectively, of the consolidated balance sheets and prior periods are presented on a comparative basis. In the consolidated statements of operations and comprehensive (loss)/income, the results from discontinued operations are reported separately from the income and expenses from continuing operations and prior periods are presented on a comparative basis. Cash flows for discontinued operations are presented separately in the consolidated statements of cash flows. Unless otherwise noted, discussion in the Notes to consolidated financial statements refers to the Company’s continuing operations. Refer to Note 3 for additional information.

Reclassification

Certain prior period amounts have been reclassified to conform to current period presentation in order to reflect the discontinued operations of Nanjing Lucun. None of these reclassifications had an impact on reported financial position or cash flows for any of the period presented.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollar (“$”), which is the reporting currency of the Company. For the subsidiaries whose functional currencies are Renminbi (“RMB”), results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the exchange rate at the end of the period, and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive income or loss. Transaction gains and losses are reflected in the consolidated statements of operations.

The consolidated balance sheet balances, with the exception of equity at December 31, 2025 and 2024 were translated at RMB7.0288 and RMB7.1884 to $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to consolidated statements of operations and cash flows for the years ended December 31, 2025, 2024 and 2023 were RMB7.1429, RMB7.1217, and RMB7.0467 to $1.00, respectively.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company bases its estimates and judgments on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions of future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Significant estimates and assumptions by management include, among others, allowance for doubtful accounts, discount rate for leases, depreciation of property, plant and equipment and impairment assessments of long-lived assets and income taxes including the valuation allowance for deferred tax assets. While the Company believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

Cash and Cash Equivalents

Cash and cash equivalents are financial assets that are either cash or highly liquid investments with an original maturity term of 90 days or less. At December 31, 2025 and 2024, the Company’s cash equivalents primarily consist cash in various financial institutions.

Restricted Cash

Restricted cash includes deposits whose accounts are frozen due to overdue reconciliation and no transaction has occurred for a long time. The balance of restricted cash was nil and $2 from continuing operations and nil and $8,037 from discontinued operation as of December 31, 2025 and 2024, respectively.

Inventories

Inventories, primarily consisting of standardized computing equipment, are finished goods from manufacturers. Inventories are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the first-in first-out cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. No inventory write-down was recorded for the years ended December 31, 2025, 2024, and 2023.

Advances to Suppliers

Advances to suppliers primarily consist of prepayments for purchase of cryptocurrency mining machines and standardized computing equipment. Advance payment depends on specific circumstances, including the industry practice, negotiations with suppliers, security for steady supply of products, and the delivery time of products received from suppliers after the advance payment. Advance to suppliers is settled when the products are provided and accepted by the Company. The Company reviews its advance to suppliers on a periodic basis and determines the adequacy of provision. Provision is recognized to reflect the expected recoverable amount from the advances to suppliers when the Company considers the likelihood of future economic benefits associated with the advances to supplier is remote.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT POLICIES (Continued)

Fair Value of Financial Instruments

The Company follows the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”). It clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable and other current assets, accounts payable and other payables, due to related parties and contingent consideration approximate their fair value based on the short-term maturity of these instruments.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists principally of amounts due from trade customers. Credit is extended based on an evaluation of the customer’s financial condition and collateral is not generally required. Accounts receivable are recognized and carried at net realizable value.

The Company evaluates its accounts receivable for expected credit losses on a regular basis. The Company maintains an estimated allowance for credit losses to reduce its accounts receivable to the amount that it believes will be collected. The Company uses the length of time a balance has been outstanding, the payment history, creditworthiness and financial conditions of the customers and industry trend as credit quality indicators to monitor the Company’s receivables within the scope of expected credit losses model, along with reasonable and supportable forecasts as a basis to develop the Company’s expected loss estimates. The Company adjusts the allowance percentage periodically when there are significant differences between estimated bad debts and actual bad debts. If there is strong evidence indicating that the accounts receivable is likely to be unrecoverable, the Company also makes specific allowance in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT POLICIES (Continued)

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Identifiable significant improvements are capitalized and expenditures for maintenance, repairs, and betterments, including replacement of minor items, are charged to expense.

Depreciation is computed based on cost, less the estimated residual value, if any, using the straight-line method over the estimated useful life. The residual value rate and useful life of property, plant and equipment are summarized as follows:

Property, Plant and Equipment	Residual value rate	Useful life
Electronic equipment	5%	3 years
Office equipment	5%	5 years
Leasehold improvement	0%	Shorter of the lease term or the estimated useful life of the assets

Intangible Assets

Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Intangible assets mainly represent the domain name at cost, less accumulated amortization on a straight-line basis over an estimated life of ten years.

Intangible Assets	Residual value rate	Useful life
AGM domain name	0%	10 years
Software	0%	5 years

Revenue Recognition

The Company adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all years presented.  The core principle of this new revenue standard is that a company should recognize revenue when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle by the Company in its determination of revenue recognition:

●	Step 1: Identify the contract(s) with the customer;

●	Step 2: Identify the performance obligations in the contract;

●	Step 3: Determine the transaction price;

●	Step 4: Allocate the transaction price to the performance obligations in the contract; and

●	Step 5: Recognize revenue when or as the Company satisfies a performance obligation.

The Company primarily derives revenue from the sales of cryptocurrency mining machines and standardized computing equipment. Revenue is recognized upon the satisfaction of its performance obligation (upon transfer of control of promised goods to customers or services to customers) in an amount that reflects the consideration to which the Company expects to be entitled to in exchange for those goods or services, excluding amounts collected on behalf of third parties (for example, value added taxes). The Company acts as a principal in revenue generating process and should recognize revenue on a gross basis. Revenues are measured as the amount of consideration the Company expects to receive in exchange for transferring products to customers. The transaction price is fixed as specified in the contracts. The Company's contracts do not include explicit right of return, and variation consideration is not significant.

All transactions are settled in cash within normal credit period, and there is no financing component.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT POLICIES (Continued)

Contract Liability

The contract liabilities consist of advances from customers, which relate to unsatisfied performance obligations at the end of each reporting period and consists of cash payments received in advance from customers in sales of server products, cryptocurrency mining machines and standardized computing equipment. As of December 31, 2025 and 2024, the Company’s advances from customers amounted to nil and $539 from continuing operations and nil and $4,537,799 from discontinued operation, respectively.

The Company reports revenues net of applicable sales taxes and related surcharges.

Costs of Revenues

Cost of revenues primarily consist of cost of product revenue, which includes direct costs of cryptocurrency mining machines, standardized computing equipment.

Leases

The Company accounts for its lease under ASC 842 Leases, and identifies lease as a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration. For all operating leases except for short-term leases, the Company recognizes operating right-of-use assets and operating lease liabilities. Leases with an initial term of 12 months or less are short-term leases. The Company does not recognize right-of-use assets or lease liabilities on the consolidated balance sheet for short-term leases but rather recognizes lease expense on a straight-line basis over the lease term. The operating lease liabilities are recognized based on the present value of the lease payments not yet paid, discounted using the Company’s incremental borrowing rate over a similar term of the lease payments at lease commencement. The right-of-use assets consist of the amount of the measurement of the lease liabilities and any prepaid lease payments. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Selling, general & administrative expenses

Selling, general and administrative expenses consist primarily of bad debt expense, sales and administrative employee-related expenses, professional fees, and other corporate expenses.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT POLICIES (Continued)

Employee Benefits

Full time employees of the PRC entities participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Total amounts of such employee benefit expenses, which were expensed as incurred, were $20,230, $52,251 and $55,403 for the years ended December 31, 2025, 2024 and 2023, respectively.

Government Grants

Government grant is recognized when there is reasonable assurance that the Company will comply with the conditions attach to it and the grant will be received. From June 15, 2021, Nanjing Pukou Economic Development Zone Management Committee (the “Committee”) provided an office to the Company for free for 5 years to attract the enterprise for the development of the integrated circuit industry in Nanjing. As of December 31, 2025 and 2024, the balance of deferred government grant was nil and nil from continuing operations and $43,675 and $55,334 from discontinued operation, respectively. The amount of other income for the government grant recognized during the years ended December 31, 2025, 2024 and 2023 was nil, nil and nil from continuing operations and $13,318, $40,074 and $40,501 from discontinued operation, respectively.

Income Taxes

The Company is governed by the Income Tax Law of China and Inland Revenue Ordinance of Hong Kong, as amended. Based on a review of surrounding facts and circumstances, the revenue generated from AGM HK and AGM Integrated belongs to offshore revenue as its operation is outside Hong Kong. Therefore, the Company considers AGM HK and AGM Integrated are not subject to tax at 16.5% on the assessable profits arising in or derived from Hong Kong or 8.25% if the net profit under HK$2,000,000 for 2019 and beyond under Inland Revenue Ordinance of Hong Kong.

The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Act has caused the Company’s deferred income taxes to be revalued. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. Pursuant to the guidance within SEC Staff Accounting Bulletin No. 118 (“SAB 118”), as of December 31, 2017, the Company recognized the provisional effects of the enactment of the Act for which measurement could be reasonably estimated. The ultimate impact of the Act may differ from these estimates due to the Company’s continued analysis or further regulatory guidance that may be issued as a result of the Act.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes,” which provides clarification related to the process associated with accounting for uncertain tax positions recognized in the Company’s financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2025, 2024 and 2023, the Company had uncertain tax positions accrued, and will continue to evaluate for uncertain positions in the future.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT POLICIES (Continued)

Value Added Tax

The amount of Value Added Tax (“VAT) liability is determined by applying the applicable tax rate to the invoiced amount of software service provided. The Company reports revenue net of China’s VAT for all the periods presented in the accompanying consolidated statements of operations.

Share-based Compensation

The Company accounts for equity awards granted to non-employee consultants in accordance with ASC 718, Compensation—Stock Compensation. The Company grants ordinary shares to certain third-party consultants in exchange for services to be rendered over specified contractual service periods. Although the shares are issued upon the execution of the applicable consulting agreements, the awards are subject to substantive service-based forfeiture provisions under which the consultants forfeit the shares if they terminate their services before completing the required service period. Accordingly, the awards are considered unvested until the applicable service conditions have been satisfied.

The grant-date fair value of the equity awards is measured on the grant date and recognized as share-based compensation expense on a straight-line basis over the requisite service period, which corresponds to the contractual service period specified in each consulting agreement, unless another attribution method is required. The Company has elected to account for forfeitures as they occur. Accordingly, compensation cost is recognized for awards as services are rendered and is reversed for awards that are forfeited when a consultant fails to satisfy the requisite service condition. The consulting agreements do not contain post-issuance lock-up or transfer restrictions. The absence of such restrictions does not affect the recognition of compensation expense because the awards remain subject to the service-based forfeiture provisions until the requisite service conditions have been satisfied.

For the years ended December 31, 2025, 2024 and 2023, the Company issued 570,000, nil and nil shares of Class A Ordinary Shares to third-party consultants.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT POLICIES (Continued)

Comprehensive Income/(Loss)

ASC 220 “Comprehensive Income” established standards for reporting and display of comprehensive income/(loss), its components and accumulated balances. Components of comprehensive income/(loss) include net income and foreign currency translation adjustments. For the years ended December 31, 2025, 2024 and 2023, the only component of accumulated other comprehensive loss was foreign currency translation adjustments.

Dividends

Dividends are recognized when declared. No dividends were declared for the years ended December 31, 2025, 2024 and 2023.

Related Party Transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the Company’s securities (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company conducts business with its related parties in the ordinary course of business. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.

Concentration and Risks

a) Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk are cash and cash equivalents, and accounts receivable arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company routinely assesses the financial strength of the customer and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

b) Foreign currency exchange rate risk

The functional currency and the reporting currency of the Company are RMB and U.S. dollars, respectively. The Company’s exposure to foreign currency exchange rate risk primarily relates to cash and cash equivalents, accounts receivable and accounts payable. Any significant fluctuation of RMB against U.S. dollars may materially and adversely affect the Company’s cash flows, revenues, earnings and financial positions.

c) Currency convertibility risk

The Company transacts some of its business in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China (the “PBOC”) or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT POLICIES (Continued)

Earnings per Common Share

Basic earnings per ordinary share is computed by dividing net earnings attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted-average number of ordinary shares outstanding and dilutive potential ordinary shares during the period.

Statutory Reserves

In accordance with the PRC Company Laws, the Company’s PRC subsidiaries must make appropriations from their after-tax profits as determined under the People’s Republic of China Generally Accepted Accounting Principles (“PRC GAAP”) to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies.

The statutory surplus fund and discretionary surplus fund are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.

For the years ended December 31, 2025, 2024 and 2023, profit appropriation to statutory surplus fund for the Company’s entities incorporated in the PRC was nil, nil and nil, respectively. No appropriation to other reserve funds was made for any of the periods presented.

Segment Reporting

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker has been identified as the chief executive officer of the Company who reviews financial information of separate operating segments based on U.S. GAAP. The chief operating decision maker now reviews results analyzed by customer. This analysis is only presented at the revenue level with no allocation of direct or indirect costs. Consequently, the Company has determined that it has only one operating segment.

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Company adopted ASU 2023-09 for the year beginning on January 1, 2025, prospectively. The Company expects the impact of adoption of this ASU to be immaterial to its financial statements.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT POLICIES (Continued)

Recently Issued Accounting Pronouncements Not yet Adopted

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses. This new guidance is designed to improve the disclosures about the types of expenses, including employee compensation, depreciation, and amortization, and costs incurred related to inventory and manufacturing activities. In January 2025, the FASB issued ASU No. 2025-01 to clarify certain provisions of ASU 2024-03, including its effective date and transition guidance. As clarified, the amendments in ASU 2024-03 are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. The guidance should be applied prospectively, with an option for retrospective application. Early adoption is permitted. The Company is currently assessing the impact that adopting this new accounting standard will have on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20). The amendments in this ASU clarify the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. The amendments are effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is in the process of assessing the impact of the amendments on the Company’s consolidated financial statements.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments—Credit Losses (Topic 326) Measurement of Credit Losses for Accounts Receivable and Contract Assets. The ASU addresses challenges encountered when applying the guidance in Topic 326, Financial Instruments—Credit Losses, to current accounts receivable and current contract assets arising from transactions accounted for under Topic 606, Revenue from Contracts with Customers. The amendments will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is in the process of assessing the impact of the amendments on the Company’s consolidated financial statements.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832). ASU No. 2025-10 establishes guidance on the recognition, measurement, and presentation of government grants received by business entities. The guidance is effective for annual reporting periods beginning after December 15, 2029, and interim reporting periods within those annual reporting periods. Early adoption is permitted. The Company is in the process of assessing the impact of the amendments on the Company’s consolidated financial statements.

Recently issued ASUs by the FASB, except for the ones mentioned above, are not expected to have a significant impact on the Company’s consolidated results of operations or financial position. Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows, or disclosures.

Note 3 - DISCONTINUED OPERATION

On May 6, 2025, the Hong Kong subsidiary of AGM Holdings, AGM HK, entered into an Equity Transfer Agreement by and among AGM HK, Nanjing Lucun and Hong Kong Giant Electronics Co., Limited (“Giant Electronics”) for the sale of shares of Nanjing Lucun held by AGM HK to Giant Electronics (the “Equity Transfer Agreement”). Pursuant to the Equity Transfer Agreement, AGM HK will sell 100% of the Nanjing Lucun shares it holds to Giant Electronics for a total transfer consideration of $57,450,000. The closing of the sale contemplated under the Equity Transfer Agreement is subject to certain closing conditions. The transaction was closed on May 7, 2025, the Company recorded a loss from the disposition of $7,518,052.

The discontinued operations represent a strategic shift that has a major effect on the Company’s operations and financial results, which triggers discontinued operations accounting in accordance with ASC 205-20-45. The results of operations related to the discontinued operations for the years ended December 31, 2024 and 2023 were reported as loss from discontinued operations.

The results of discontinued operations of Nanjing Lucun for the years ended December 31, 2025, 2024 and 2023 are as follows:

	For the Years ended December 31,
	2025	2024	2023
Net revenues	$-	$23,871,417	$24,148,914
Cost of revenues	(21,465)	(23,443,331)	(22,672,758)
Gross profit	(21,465)	428,086	1,476,156
Operating expenses	(20,875)	(882,885)	(26,538,318)
Other income/(expenses).net	23,055	71,756	(70,220)
Loss before income tax	$(19,285)	$(383,043)	$(25,132,382)
Income tax benefit	3,089	94,501	6,277,197
Loss from discontinued operation, net of income tax	$(16,196)	$(288,542)	$(18,855,185)

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - DISCONTINUED OPERATION (Continued)

Assets and liabilities of the discontinued operations of Nanjing Lucun as of December 31, 2024 were as follows:

December 31,
2024
ASSETS
Current assets：
Cash and cash equivalents	$469
Restricted cash	8,037
Advance to suppliers	2,795,162
Prepayment and other current assets	3,497,724
Total current assets	6,301,392

Non-current assets：
Property, plant and equipment, net	6,512
Operating lease right-of-use assets	55,334
Deferred tax assets	6,247,083
Total non-current assets	6,308,929
TOTAL ASSETS	$12,610,321

LIABILITIES
Current liabilities：
Accounts payable	$2,640
Accrued expenses and other payables	1,233,311
Advances from customers	4,537,799
Deferred government grant - current	38,792
Income tax payable	659,919
Total current liabilities	6,472,461

Non-current liabilities：
Deferred government grant - non current	16,543
Total non-current liabilities	16,543
Total liabilities	$6,489,004

Note 4 - ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	December 31,	December 31,
	2025	2024
Accounts receivable	27,389,306	21,545,104
Allowance for doubtful accounts	(2,240,227)	(8,159,597)
Total accounts receivable, net	$25,149,079	$13,385,507

The Company reduced its credit loss allowance by $10,911,961, consisting of write-offs of $7,455,097 and a $3,456,864 derecognition resulting from the sale of subsidiaries, and recorded credit losses of $4,992,591 for the year ended December 31, 2025, and the Company reversed credit losses of nil and recorded credit losses of $744,518 for the year ended December 31, 2024, and reversed credit losses of $21,946,806 and recorded credit losses of $1,892,597 for the year ended December 31, 2023, respectively.

Note 5 - ADVANCES TO SUPPLIERS, NET

Advances to suppliers consisted of the following:

	December 31,	December 31,
	2025	2024
Advances to suppliers	1,270,335	1,639,727
Provision for impairment	-	(1,539,867)
Total advances to suppliers, net	$1,270,335	$99,861

For the years ended December 31, 2025, 2024 and 2023, the Company recorded provisions for advances to suppliers of nil, nil and $3,508,411, respectively. During the same periods, the Company reduced such provisions by $1,539,867, $1,968,544 and nil, respectively, with the reduction in 2025 resulting from the sale of subsidiaries and the reduction in 2024 attributable to the reversal of previously recognized provisions.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - INVENTORIES

Inventories, primarily consisted of cryptocurrency mining machines and standardized computing equipment, which are finished goods from manufactures. As of December 31, 2025 and 2024, inventories consisted of the following:

	December 31,	December 31,
	2025	2024
Finished goods	$5,780,250	$27,172,200

No inventory write-down was recorded for the years ended December 31, 2025, 2024 and 2023.

Note 7 - Prepayment and OTHER CURRENT ASSETS, NET

Prepayment and other current assets consist of prepaid expenses, other receivables, and deposits. As of December 31, 2025 and 2024, prepayment and other current assets consisted of the following:

	December 31,	December 31,
	2025	2024
Loan receivable (1)	$4,595,623	$4,182,031
Prepaid input VAT	-	1,088
Other unit receivable (2)	5,194,172
Deposits and others	17,292	1,147,517
Subtotal	9,807,087	5,330,636
Allowance for credit losses	-	(1,155,768)
Total prepayment and other current assets, net	$9,807,087	$4,174,868

(1)	In 2021, the Company entered into a loan agreement to lend $400,000 to AGM Group Ltd. In April 2022, the Company extended an additional $900,000 loan to AGM Group Ltd. at the interest rate of 1% as working capital support and change the amount to $1,200,000 on April 4, 2023. The loan was further extended to December 31, 2026 on December 5, 2025. As of December 31, 2025, the outstanding loan balance due from AGM Group Ltd. was $950,000. During the year ended December 31, 2025, the Company recognized interest income of $13,500 in connection with this loan.

On April 10, 2022, July 19, 2022 and October 18, 2022, the Company entered into a loan agreement with a third party, Muliang Agriculture Limited, to lend $280,000, $20,000 and $5,000 at the interest rate of 1% as working capital support. On April 9, 2023, both parties agreed to extend the loan to December 31, 2024 and increased the total loan amount to $600,000. The loan was further extended to December 31, 2026 on November 26, 2025. As of December 31, 2025, the outstanding loan balance due from Muliang Agriculture Limited was $465,000. During the year ended December 31, 2025, the Company recognized interest income of $4,650 in connection with this loan.

On March 1, 2023, the Company entered into a loan agreement with a third party, Northnew Management Limited, to lend $2,000,000 at the interest rate of 1%. On February 20, 2025, both parties agreed to extend the loan to December 31, 2025 and increased the amount to $3,100,000. On December 18, 2025, both parties agreed to extend the loan to December 31, 2026. As of December 31, 2025, the outstanding loan balance due from Northnew Management Limited was $3,095,426. During the year ended December 31, 2025, the Company recognized interest income of $28,845 in connection with this loan.

(2)	Other unit receivables primarily consisted of amounts due from Nanjing Lucun, a former subsidiary of the Company that was disposed of on May 7, 2025, which remained outstanding as of the balance sheet dates.

(3)	As of December 31, 2025, 2024 and 2023, the balance of credit losses was nil, $1,155,768 and $1,155,768, respectively.

Note 8 - PROPERTY, PLANT AND EQUIPMENT, NET

As of December 31, 2025 and 2024, property, plant and equipment, net consisted of the following:

	December 31,	December 31,
	2025	2024
Electronic equipment	$-	$150,309
Office equipment	-	12,764
Leasehold improvement	-	-
Total property, plant and equipment	-	163,073
Less: accumulated depreciation	-	(154,541)
Total property, plant and equipment, net	$-	$8,532

Depreciation and amortization expenses for the years ended December 31, 2025, 2024 and 2023 were $191, $400 and $668, respectively. For the years ended December 31, 2025, 2024 and 2023, the Company recognized loss of nil, nil and nil on disposed of property, plant and equipment in the consolidated statements of operations, respectively. There was no impairment recorded for these property, plant and equipment for the years ended December 31, 2025, 2024 and 2023.

The Company transferred all property, plant and equipment of Beijing Keen Sense on July 31, 2025. In addition, the Group disposed of all equity interests in AGM Beijing and Nanjing Lucun during the current period, and these two entities are no longer consolidated from their respective disposal dates. Consequently, the carrying amount of property, plant and equipment in the consolidated financial statements is nil as at period end.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - INTANGIBLE ASSETS, NET

As of December 31, 2025 and 2024, intangible assets, net consisted of the following:

	December 31,	December 31,
	2025	2024
AGM domain name	$14,800	$14,800
Software	50,000	50,000
Total intangible assets	64,800	64,800
Less: accumulated amortization	(43,753)	(32,273)
Total intangible assets, net	21,047	32,527

For the years ended December 31, 2025, 2024 and 2023, amortization expenses amounted to $11,480, $11,480 and $11,479 respectively. The following is an estimated, by fiscal years, of amortization amount of intangible asset,

Year ending December 31,
2026	$11,480
2027	9,567
Total	$21,047

Note 10 - RELATED PARTY TRANSACTIONS AND BALANCES

As of December 31, 2025, related parties of the Company consist of the following:

Name of Related Party	Nature of Relationship
HongKong Kisen Co., Limited (“HongKong Kisen”)	Company ultimately controlled by Chief Strategy Officer (“CSO”)

Due to related parties

The Company mainly finance its operations through proceeds borrowed from related parties. As of December 31, 2025 and 2024, due to related parties consisted the following:

	December 31,			Interest	Exchange Rate	December 31,
	2024	Received	Repayment	Expenses	Translation	2025
Yufeng Mi	4,503	-	(4,503)	-	-	-
HongKong Kisen (1)	2,195,948	604,943	(2,209,100)	340	-	592,131
Total due to related parties	2,200,451	604,943	(2,213,603)	340	-	592,131

(1)	On April 7, 2022, the Company entered into a loan agreement with HongKong Kisen for borrowings of $10,000,000, bearing interest at an annual rate of 0.1% with a term of 10 months, to fund the Company's working capital requirements. Effective January 1, 2023, the parties mutually agreed to terminate the agreement and entered into a new loan agreement providing for borrowings of up to $20,000,000 at an annual interest rate of 0.1%, with an original maturity date of December 31, 2023, which was subsequently extended to December 31, 2024.

On December 20, 2024, the Company and HongKong Kisen mutually agreed to terminate the existing loan agreement and entered into a new loan agreement providing for borrowings of up to $5,000,000, bearing interest at an annual rate of 0.1% with a term of three years.

During 2023, the Company borrowed $4,384,975 from HongKong Kisen and repaid $3,160,000, generating interest expense of $9,316.

During 2024, the Company borrowed $962,000 from HongKong Kisen and repaid $8,021,693, generating interest expense of $9,565.

During 2025, the Company borrowed $604,943 from HongKong Kisen and repaid $2,209,100, generating interest expense of $340.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - OPERATING LEASE

The Company leases offices space under non-cancellable operating leases. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right-of-use assets and lease liabilities.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease.

As of December 31, 2025, the Company had no long-term leases that were classified as a financing lease, and the Company’s lease contracts only contain fixed lease payments and do not contain any residual value guarantee.

The balance of right-of-use assets and operating lease liabilities are as follow:

	December 31, 2025	December 31, 2024
Operating lease Right-of-use assets	$86,914	$-

Operating lease liabilities, current	$51,922	$-
Operating lease liabilities, non-current	52,992	-
Total operating lease liabilities	$104,914	$-

Supplemental information related to operating leases for the years ended December 31, 2025 and 2024:

	For the years Ended December 31,
	2025	2024

Weighted-average remaining lease term of operating leases	2.52years	-

Weighted-average discount rate of operating leases	3.25%	-

The following table summarizes the maturity of the operating lease liabilities as of December 31, 2025

Operating
Leases
Year of 2026	$54,000
Year of 2027	36,000
Year of 2028	18,000
Total lease payments	$108,000
Less: imputed interest	3,086
Present value of operating lease liabilities	$104,914
Less: current obligation	51,922
Long-term obligation on December 31, 2025	$52,992

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - CONVERTIBLE NOTE

On September 22, 2025, the Company entered into a Securities Purchase Agreement (the “SPA”) with an institutional investor (the “Investor”), pursuant to which the Company agreed to allot and issue up to $6,000,000 in face value of original issue discount convertible advances (the “Advances”).

Under the SPA, the Company may issue up to $6,000,000 in aggregate principal amount of Advances in three tranches. The First Tranche of $2,000,000 is issued in two installments: $1,500,000 at initial closing and $500,000 upon the effectiveness of an initial resale registration statement to be filed with the U.S. Securities and Exchange Commission (“SEC”). The Second Tranche of $2,000,000 becomes available upon satisfaction of certain equity conditions, including minimum trading volume, market capitalization, and the absence of SEC reporting deadlines in the following 90 days. The Third Tranche, also $2,000,000, may be issued by mutual consent and satisfaction of certain conditions within 360 days following the Second Tranche closing. Each Advance is convertible into the Company’s Class A Ordinary Shares (“Common Stock”) at the lower of 120% of the average of the three daily volume weighted average prices (“VWAP”) before the applicable closing, or a floating price based on 93% of the lowest VWAP in the tentrading days immediately preceding conversion, if no event of default exists.

The initial closing of the First Tranche occurred on September 22, 2025, pursuant to which the Company issued an Advance in the initial principal amount of $1,500,000 for gross proceeds of $1,380,000. The second closing of the First Tranche occurred on December 18, 2025, pursuant to which the Company issued an Advance in the principal amount of $500,000 for gross proceeds of $425,000.

Upon completion of the initial closing of the First Tranche, the Company was required to register 50,000 pre-delivery shares and 150,000 pre-funded warrants in the name of the Investor. The Company completed the registration of such pre-delivery shares and pre-funded warrants on January 6, 2026. On February 11, 2026, the Investor exercised 150,000 pre-funded warrants, which were converted into 150,000 pre-delivery shares.

The Company has identified and evaluated the embedded features of the convertible notes, and concluded that (i) the Company call option, contingent interest features for event of default, the right to prepay, and event of delisting put option are clearly and closely related to the debt host instrument and, therefore, are not required to be bifurcated under ASC 815, (ii) the conversion right is eligible for a scope exception from derivative accounting and is not required to be bifurcated under ASC 815. Consequently, the Company accounts for the convertible notes as a liability following the respective guidance ASC 470.

As pre-delivery shares can be separately exercised, i.e. each can continue to exist unchanged when the other is exercised; the Company concluded that they were freestanding. The pre-delivery shares are considered a form of stock borrowing facility and are accounted for as own-share lending arrangement. The Company did not receive any proceeds or pay any consideration related to the pre-delivery shares. Although legally issued, the pre-delivery shares were not considered outstanding and therefore excluded from basic and diluted loss per share unless default of the share lending arrangement occurs, at which time the pre-delivery shares would be included in the basic and diluted loss per share calculation.

The Company has identified and evaluated the embedded conversion features of the notes in accordance with ASC 815, Derivatives and Hedging. Because the conversion price is subject to adjustment based on future market prices, the conversion features are not considered indexed to the Company’s own stock. Consequently, the embedded conversion features were bifurcated from the host debt and accounted for as separate derivative liabilities.

For the year ended December 31, 2025, the net interest expense related to the convertible notes was $40,746, and has been included in the other expenses section of the consolidated income statement. The Company has no cash interest payment obligations; all interest expenses represent non-cash charges arising from the amortization of the discount on the convertible notes issuance, with the corresponding interest amounts fully incorporated into the amortized cost of the convertible notes.

The amortized cost of the Convertible Note as of December 31, 2025 consisted of the following:

As of December 31,
2025
Convertible Note Principal- Issued in December, 2025	$2,000,000
Convertible Note Interest Adjustment	(186,754)
Total	$1,813,246

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - SHAREHOLDERS’ EQUITY

In August 2021, Firebull Holding Limited, holder of 5,000,000 Class A Ordinary Shares and 5,000,000 Class B Ordinary Shares of the Company sold and transferred 5,000,000 Class A Ordinary Shares to Firebull Tech Limited. Pursuant to section 11 of the Company’s memorandum and articles of association, the 5,000,000 Class B Ordinary Shares held by Firebull Holding were cancelled accordingly.

On December 14, 2021, the Company issued 2,898,552 Class A Ordinary Shares to investors.

On March 2, 2025, the Company engaged with Maxim Group LLC as the exclusive placement agent on a best efforts basis in connection with an offering for issuance and sale of $16,390,000 of Class A Ordinary Shares with a par value of $0.001 per share and 16,390,000 warrants each to purchase one Class A Ordinary Share, at a combined offering price of $0.33 per Class A Ordinary Share and warrant. This transaction was completed on March 4, 2025.

In March 2025, the Company issued 58,069,113 Class A Ordinary Shares upon the exercise of warrants.

On June 3, 2025, the Company completed the consolidation (the “Consolidation”) of the ordinary shares of the Company on the basis of 50 pre-Consolidation Shares for every one (1) post-Consolidation Share with any fractional shares rounded down to the nearest whole share. The Company’s total issued and outstanding Class A Ordinary Shares has been reduced from 98,713,955 Class A Ordinary Shares with a par value of $0.001 each to 1,974,163 Class A Ordinary Shares with a par value of $0.05 each. The Company’s total issued and outstanding Class B Ordinary Shares has been reduced from 2,100,000 Class B Ordinary Shares with a par value of $0.001 each to approximately 42,000 Class B Ordinary Shares with a par value of $0.05 each. The balances of ordinary shares and additional paid-in capital were retrospectively restated for the effect of the reverse share split.

On June 25, 2025, the Company cancelled an aggregate of 42,000 Class B Ordinary Shares held by Yufeng Mi and Wenjie Tang in accordance with the terms of their equity awards upon the termination of their employment with the Company or its subsidiaries. On the same date, the Company issued an aggregate of 1,200,000 Class B Ordinary Shares to Bo Zhu, the Chief Executive Officer, the Chief Strategy Officer, and the Director of the Company.

On September 22, 2025, in connection with the issuance of Convertible notes (refer to Note 12), the Company agreed to issue 50,000 pre-delivery shares and 150,000 pre-funded warrants to the Investor. As of December 31, 2025, these pre-delivery shares and pre-funded warrants had not yet been legally issued.

On September 26, 2025, the Company issued 3,028 Class A Ordinary Shares upon the exercise of warrants.

On October 2, 2025, the board of directors of the Company approved an increase of the Company’s authorized share capital to 90,000,000 shares, par value $0.05 per share, consisting of: (i) 60,000,000 Class A Ordinary Shares of a par value of $0.05 per share and (ii) 30,000,000 Class B Ordinary Shares of a par value of $0.05 per share.

On November 13, 2025, the Company issued 570,000 Class A Ordinary Shares to external consultants in connection with the Company’s equity incentive arrangements (refer to Note 17).

Warrants

For each Class A Ordinary Share purchased on December 14, 2021, an investor received from the Company one-half unregistered warrant, for an aggregate of 1,449,276 warrants (“2021 Warrants”). The 3.5-year warrants are exercisable immediately from the date of issuance and have an exercise price of $8.3 per share. The purchase price for one ordinary share and one-half corresponding warrant is $6.90. As the expiration date of the warrant is dependent on the initial effective date of the registration statement and such statement was declared effective on June 8, 2022, the expiration date of the warrants is December 8, 2025.

Additionally, the Company has retained FT Global Capital, Inc. (the “Placement Agent”) to act as exclusive placement agent in connection with this offering. The Company agreed to issue to the Placement Agent or its designees warrants to purchase up to 202,899Class A Ordinary Shares (“Placement Agent’s Warrants”). Such Placement Agent’s Warrants will be exercisable commencing on the date of issuance at a per share price of $8.3, subject to certain adjustments, and will expire three and a half (3.5) years from the date of issuance.

On March 2, 2025, the Company engaged with Maxim Group LLC (“Maxim”) as the exclusive placement agent on a best efforts basis in connection with an offering for issuance and sale of $16,390,000 Class A Ordinary Shares with a par value of $0.001 per share and 16,390,000 warrants (“2025 Warrants”) each to purchase one Class A Ordinary Share, at a combined offering price of $0.33 per Class A Ordinary Share and warrant. This transaction was completed on March 4, 2025. The Company has also issued to Maxim warrants to purchase up to 327,800 Class A Ordinary Shares. The warrants for Maxim are exercisable at any time, and from time to time, in whole or in part, commencing from six months after the effective date of the registration statement and expire on the fifth anniversary of the commencement of sales of this offering. Maxim’s warrants will be exercisable at a price equal to 125% of the offering price of $0.33.

Pursuant to Section 3(b) of the Securities Purchase Agreement for the 2021 Warrants, the exercise price of the 2021 Warrants was adjusted to $0.1023 per share due to the issuance of 2025 Warrants. In March 2025, the 2025 Warrants, apart from Maxim’s warrants, were exercised.

Due to the reverse share split, the number of warrants and exercise price were adjusted retrospectively. As of December 31, 2025 and 2024, the aggregate numbers of warrants were 6,556 and 33,040, respectively.

As of December 31, 2025 and 2024, the Company had nil and 33,040 warrants outstanding, respectively, after adjustments for the reverse share split, to purchase nil and 33,040 Class A Ordinary Shares, respectively, with weighted average exercise prices of nil and $5.115 per share and remaining contractual lives 0 and 0.95 year respectively for the 2021 Warrants.

As of December 31, 2025 and 2024, the Company had 6,556 and nil warrants outstanding, respectively, after adjustments for the reverse share split, to purchase 6,556 and nil Class A Ordinary Shares, respectively, with exercise price of $20.625 per share and nilrespectively for the 2025 Warrants. The remaining contractual life as of December 31, 2025 was 3.75 years.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - RESTRICTED NET ASSETS

Part of the Company’s operations were conducted through its PRC subsidiaries, and the Company’s ability to pay dividends was primarily dependent on receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by its subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. Paid-in capital and additional paid-in capital of its subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes.

In accordance with the Company Law of the PRC and the PRC regulations on enterprises with foreign investment, whether a domestic enterprise or a wholly owned foreign enterprise (“WFOE”) established in the PRC are both required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. Both a domestic enterprise and a WFOE are required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. All of the Company’s PRC consolidated subsidiaries are subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of December 31, 2025 and 2024, net assets restricted in the aggregate included in the Company’s consolidated net assets were nil and $335,696, respectively.

Note 15 - INCOME TAX

British Virgin Islands (“BVI”)

Under the tax laws of BVI, AGM Holdings and AGM Software are not subject to tax on income or capital gain. In addition, payments of dividends by the Company to their shareholders are not subject to withholding tax in the BVI.

Hong Kong

Under the tax laws of Hong Kong, AGM Integrated, AGM HK and AGM Defi Tech are subject to tax at 16.5% on the assessable profits arising in or derived from Hong Kong or 8.25% if the net profit under HK$2,000,000 for 2019 and beyond, and allowed to offset their future tax taxable income with taxable operating losses with carried forward indefinitely. Based on a review of surrounding facts and circumstances, the revenue generated from AGM Integrated, AGM HK and AGM Defi Tech belongs to offshore revenue as its operation is in mainland China instead of in Hong Kong, and therefore AGM Integrated, AGM HK and AGM Defi Tech was considered as a PRC resident enterprise.

Singapore

Under the tax laws of Singapore, AGM Defi Lab was subject to tax at 10% on income or capital gain.

China

On March 16, 2007, the National People’s Congress passed the Enterprise Income Tax Law (“the China EIT Law”), which was effective as of January 1, 2008. Companies incorporated in China are allowed to offset future tax taxable income with taxable operating losses carried forward in a 5-year period.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - INCOME TAX (Continued)

The China EIT Law also provides that an enterprise established under the laws of foreign countries or regions but whose “de facto management body” is located in China be treated as a resident enterprise for PRC tax purpose and consequently be subject to China income tax at the rate of 25% for its worldwide income. The Implementing Rules of the China EIT Law merely defines the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” On April 22, 2009, China State Administration of Taxation further issued a notice entitled “Notice regarding Recognizing Offshore-Established Enterprises Controlled by PRC Shareholders as Resident Enterprises Based on Their place of Effective Management.” Under this notice, a foreign company controlled by a PRC company or a group of PRC companies shall be deemed as a PRC resident enterprise, if (i) the senior management and the core management departments in charge of its daily operations mainly function in China; (ii) its financial decisions and human resource decisions are subject to decisions or approvals of persons or institutions in China; (iii) its major assets, accounting books, company sales, minutes and files of board meetings and shareholders’ meetings are located or kept in China; and (iv) more than half of the directors or senior management personnel with voting rights reside in China. Based on a review of surrounding facts and circumstances, the Company believe that there is an uncertain tax position as to whether its operations outside of China will be considered a resident enterprise for PRC tax purposes due to limited guidance and implementation history of the China EIT Law. Should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC tax on worldwide income at a uniform tax rate of 25%. For the years ended December 31, 2025, and 2024, the Company has evaluated this uncertain tax position and recorded a tax liability on the Consolidated Balance Sheet.

The China EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the previous income tax regulations. British Virgin Islands, where the Company is incorporated, did not have such tax treaty with China.

AGM Beijing, AGM Tianjin, Beijing Keen Sense and Beijing Bixin are subject to 25% China statutory tax rate. AGM Beijing, Beijing Keen Sense, Beijing Bixin and AGM HK, AGM Defi Tech incurred net loss for the year ended December 31, 2025.

Composition of income from continuing operation before income tax for the periods presented by jurisdictions is as follows:

	For The Years Ended December 31,
	2025	2024	2023
China (Mainland)	$(461,034)	(581,028)	(699,367)
Hong Kong	(6,699,017)	7,414,977	17,001,542
Singapore	-	1	1
BVI	10,634,830	(1,095,422)	(793,114)
Total	$3,474,779	5,738,528	15,509,062

The provision for income taxes consisted of the following:

	For The Years Ended December 31,
	2025	2024	2023
Current	$(747,702)	$(1,558,286)	$(394,138)
Deferred	(2,149,251)	(772,605)	(3,699,019)
Total	$(2,896,953)	$(2,330,891)	$(4,093,157)

The reconciliations of the statutory income tax rate and the Company’s effective income tax rate of the years ended December 31, 2023 and 2024 are as follows:

	For The Years Ended December 31,
	2024	2023
Statutory income tax rate	25%	25%
Tax effect of different tax rates in other jurisdictions	5%	1%
Tax effect of non-deductible expenses	-%	-%
Changes in valuation allowance	11%	-%
Effective tax rate	41%	26%

In accordance with the updated requirements of ASU 2023 - 09, the reconciliations of the statutory income tax rate and the Company’s effective income tax rate for the year ended December 31, 2025 is as follows:

	For the Year Ended December 31, 2025
	Amount	Percent
Income before income taxes	3,474,779
Income tax expense computed at PRC statutory income tax rate of 25%	868,695	25.0%
Tax effect of different tax rates in other jurisdictions	(1,110,161)	(32.0)%
Tax effect of non-deductible expenses	5	0.0%
Changes in valuation allowance	3,138,414	90.3%
Income tax expense	2,896,953	83.3%

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - INCOME TAX (Continued)

The summary of cumulative net operating losses carried forward for the Company’s subsidiaries in different regions is as follows:

	For The Years Ended December 31,
	2025	2024	2023
PRC Region	$251,021	$4,321,912	$2,666,264
HK Region	1,941,990	2,544	1,908
Singapore Region	6,440	6,440	6,440
Total cumulative net operating loss carry-forward from continuing operation	$2,199,451	$4,330,896	$2,674,612

Components of the Company’s net deferred tax assets are set forth below:

	December 31,	December 31,
	2025	2024
Deferred tax assets:
Allowance for doubtful accounts	560,057	2,328,841
Net operating loss carry-forwards	$549,916	$604,689
Impairment provision of advances to suppliers	-	384,967
Lease liability	26,229	-
Valuation allowance	(549,916)	(604,689)
Total deferred tax assets	$586,286	$2,713,808

Defer tax liabilities:
Right-of-use assets	$(21,729)	$-
Total deferred tax liabilities	(21,729)	-
Total deferred tax assets, net	$564,557	$2,713,808

The movement of valuation allowance provision for deferred tax assets is as follows:

	As of
	December 31, 2025	December 31, 2024
Balance as of January 1,	604,689	-
Current year addition	3,317,333	610,340
Write-off	(3,376,969)	-
Exchange rate effect	4,863	(5,651)
Balance as of December 31,	549,916	604,689

Accounting for Uncertainty in Income Taxes

The Company and certain subsidiaries are established in various foreign countries with significant operations located in China. The Company might not be subject to PRC income tax and did not pay any income tax to PRC however it is uncertain as to whether China tax authority may take different views about the Company’s tax positions which may lead to additional tax liabilities.

The tax authority of China Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in China after those enterprises complete their relevant tax filings. Therefore, the Company’s PRC entities’ tax filings results are subject to change. It is therefore uncertain as to whether China tax authority may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.

ASC 740 requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The management evaluated the company’s tax position and recognized liabilities for uncertain tax positions for the years ended December 31, 2025, 2024 and 2023, and the period from inception (April 27, 2015) to December 31, 2015. The Company recognized liabilities for uncertain tax positions, which was included in income tax payable on the Consolidated Balance Sheets as of December 31, 2025 and 2024.

The activity of the unrecognized tax positions related to the Company’s uncertain tax positions is summarized as follows:

	December 31,	December 31,	December 31,
	2025	2024	2023
Gross beginning balance	$15,392,010	$13,839,598	$13,445,460
Gross (decrease)/ increase to tax positions in the current period	(14,597,978)	1,552,412	394,138
Gross ending balance from continuing operations	$794,032	$15,392,010	$13,839,598

There were no interests and penalties in relation to the Company uncertain tax positions for the years ended December 31, 2025, 2024 and 2023.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company place cash with high credit quality financial institutions in Singapore, Hongkong and China.

As of December 31, 2025 and 2024, the Company had $787 and $128,093 of cash balance held in China banks, respectively. China banks protect consumers against loss if their bank or thrift institution fails, and each of the Company’s bank accounts are insured up to RMB500,000 (approximately $71,136). As a result, cash held in China financial institutions of nil and $30,578 were not insured as of December 31, 2025 and 2024, respectively. The Company have not experienced any losses in such accounts through December 31, 2025.

As of December 31, 2025 and 2024, the Company had $96,178 and $1,042,371 of cash balance held in Hongkong banks, respectively. The Hong Kong Deposit Protection Scheme insures eligible deposits up to HK$800,000 (approximately $102,802) per depositor per bank. As a result, cash held in Hongkong financial institutions of nil and $909,606 were not insured as of December 31, 2025 and 2024, respectively. The Company have not experienced any losses in such accounts through December 31,2025.

As of December 31, 2025 and 2024, the Company held cash balances of $228,373 and nil, respectively, deposited in Singapore banks. The Singapore Deposit Insurance Scheme provides coverage for eligible deposits, up to a maximum of SGD100,000(approximately $77,660) per depositor per bank. Consequently, as of December 31, 2025 and 2024, cash balances held by the Company at financial institutions in Singapore which were not covered are $150,713 and nil, respectively. The Company have not experienced any losses in such accounts through December 31, 2025.

The Company’s cash position by geographic area was as follows:

	December 31,		December 31,
	2025		2024
Country:
Singapore	$228,373	70.2%	$228,448	19.5%
Hong Kong	96,178	29.6%	936,264	80.0%
China (Mainland)	787	0.2%	5,752	0.5%
Total cash and cash equivalents	$325,338	100.0%	$1,170,464	100.0%

Almost all of the Company’s sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, the Company believes that the concentration of credit risk with respect to trade accounts receivable is limited due to generally short payment terms. The Company also perform ongoing credit evaluations of customers to help further reduce potential credit risk.

Customer

For the year ended December 31, 2025, five customers accounted for 19%, 18%, 16%, 15% and 14% of the Company’s revenues, respectively. For the year ended December 31, 2024, three customers accounted for 64%, 21%, 12% of the Company’s revenues, respectively. For the year ended December 31, 2023, three customers accounted for 53%, 19% and 13% of the Company’s revenues, respectively.

Supplier

For the year ended December 31, 2025, one supplier accounted for 99% of the Company’s cost of revenues, respectively. For the year ended December 31, 2024, two suppliers accounted for 75% and 25% of the Company’s total cost of revenues. For the year ended December 31, 2023, four suppliers accounted for 29%, 26%, 24% and 10% of the Company’s total cost of revenues, respectively.

AGM GROUP HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 - EQUITY INCENTIVE PLAN

On August 29, 2025, the Company’s Board of Directors adopted the 2025 Share Incentive Plan (the “2025 Plan”), under which employees, consultants, and directors, as determined by the Committee, are eligible to receive equity-based awards, including incentive share options, restricted shares, restricted stock units, and other share-based award. The 2025 Plan is administered by the Committee and the maximum number of Class A Ordinary Shares available for issuance under the 2025 Plan is 592,249 Class A Ordinary Shares. The Board of Directors may amend, modify or terminate the 2025 Plan at any time.

On November 13, 2025, the Company granted an aggregate of 570,000 restricted Class A Ordinary Shares under the 2025 Plan to non-employee consultants. The fair value of each restricted share was $3.18, based on the closing market price of the Company’s Class A Ordinary Shares on the grant date. The restricted shares granted to non-employee consultants are subject to service-based forfeiture provisions and are recognized as share-based compensation expense over the requisite service periods in accordance with ASC 718. The Company has elected to account for forfeitures as they occur.

The share-based compensation expense related to non-vested restricted shares granted under the 2025 Plan was $588,300, $nil, and $nil for the years ended December 31, 2025, 2024 and 2023, respectively, and was included in selling, general and administrative expenses in the accompanying consolidated statements of comprehensive income.

For the years ended December 31, 2025 and 2024, no Class A Ordinary Shares vested. As of December 31, 2025, total unrecognized compensation cost related to non-vested restricted share awards was $1,224,300, which is expected to be recognized over the remaining service period of two years in accordance with the contractual terms of the awards.

Note 18 - SUBSEQUENT EVENTS

On January 21, 2026, the Company announced its intention to offer and sell, from time to time, up to an aggregate of $60,000,000 of Class A Ordinary Shares, par value $0.05 per share, debt securities, rights, and units. The registration statement relating to such offering was filed with the SEC on January 23, 2026.

On January 22, 2026, the Company entered into a securities purchase agreement (the “ELOC Purchase Agreement”) with an institutional investor (the “Investor”), pursuant to which the Company established an equity line of credit facility (the “ELOC”) providing for aggregate gross proceeds of up to $25,000,000. In connection with the ELOC, the Company agreed to issue and sell, from time to time and at its discretion, Class A Ordinary Shares to the Investor, subject to the terms and conditions set forth in the ELOC Purchase Agreement. The Company also issued to the Investor a five-year warrant (the “ELOC Warrant”) to purchase up to 608,777 Class A Ordinary Shares at an exercise price of US$2.4639 per share.

On February 11, 2026, the Company issued 10,000 Class A Ordinary Shares to external consultants in connection with the Company’s equity incentive arrangements. On April 15, 2026, 150,000 restricted shares of Class A Ordinary Shares granted under the Company's equity incentive arrangements vested.

Between January 1, 2026 and August 7, 2026, holders of the Company’s convertible notes converted an aggregate principal amount of $1,050,000 into an aggregate of 839,184 Class A Ordinary Shares. As of August 7, 2026, the Company had issued an additional 1,049,184 Class A Ordinary Shares. The total number of issued and outstanding Class A Ordinary Shares as of August 7, 2026 was 3,596,375.

The Company has evaluated subsequent events through the issuance of the consolidated financial statements as of August 7, 2026 and noted that there are no other subsequent events except for those described above.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

 Section 132 of the BVI Act provides that subject to the memorandum or articles of association of a company, the company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company, or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, provided that the said person had acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Under the currently effective memorandum and articles of association of the Company, subject to the limitations provided therein, we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or (b) is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful. The decision of our Board of Directors as to whether such a person acted honestly and in good faith with a view to the best interests of the company and as to whether the person had no reasonable to cause to believe that his or her conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of a nolle prosequi does not, by itself, create a presumption that a director did not act honestly and in good faith and with a view to our best interests or that the director had reasonable cause to believe that his or her conduct was unlawful.

We may indemnify anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. To be entitled to indemnification, such a person must have acted honestly and in good faith with the view to our best interests and, in the case of criminal proceedings, must have had no reasonable cause to believe that his or her conduct was unlawful. The decision of our Board of Directors as to whether the person acted honestly and in good faith with a view to our best interests and as to whether the director had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to our best interests or that the person had reasonable cause to believe that his or her conduct was unlawful.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in the currently effective memorandum and articles of association of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

On December 14, 2021, pursuant to a securities purchase agreement with certain institutional investors dated December 10, 2021, the Company closed (a) a registered direct offering for the sale of 2,898,552 of its Class A Ordinary Shares, par value US$0.001 per share, and (b) a concurrent private placement, for the sale of unregistered warrants to purchase up to 1,449,276 Class A Ordinary Shares at US$8.30 per share, expiring on December 8, 2025 (the 2021 Investor), for gross proceeds of approximately US$20 million. The purchase price for each Class A ordinary share and the corresponding half of one 2021 Investor Warrant was US$6.90. Each 2021 Investor Warrant contains anti-dilution provisions to reflect share dividends and splits, adjustment upon future issuance of securities, or other similar transactions, as described in the 2021 Investor Warrants.

The Class A Ordinary Shares were issued to the purchasers in a registered direct offering and registered under the Securities Act, pursuant to a prospectus supplement to the Company’s registration statement on Form F-3 (File No. 333-236897), which was initially filed with the SEC on March 5, 2020 and declared effective by the SEC on May 28, 2020 (the “2021 Registered Direct Offering”). The Company filed the prospectus supplement for the 2021 Registered Direct Offering on December 13, 2021.

The Company issued the 2021 Investor Warrants to the purchasers in a concurrent private placement pursuant to an exemption from the registration requirements of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder (the 2021 Private Placement, and together with the 2021 Registered Direct Offering, the 2021 Offering).

FT Global Capital, Inc. acted as the exclusive placement agent in connection with the 2021 Offering under the terms of the certain placement agency agreement, dated December 10, 2021 between it and the Company and, at closing of the 2021 Offering, received a cash fee equal to 7.5% of the aggregate gross proceeds raised in the 2021 Offering as well as reimbursement of certain costs and expenses of up to US$80,000 and warrants to purchase up to 202,899 Class A Ordinary Shares with an exercise price of US$8.30 per share, and with a term expiring on December 8, 2025 (the 2021 Placement Agent’s Warrants, and together with the 2021 Investor Warrants, the 2021 Warrants). The Placement Agent Warrants have the same registration rights as the Investor Warrants issued to the Purchasers in the 2021 Offering.

The Company filed a registration statement on Form F-3 (File No. 333-262107) to register the 2021 Warrants and the Class A Ordinary Shares underlying the 2021 Warrants, which was initially filed with the SEC on January 11, 2022 and declared effective by the SEC on June 8, 2022.

On June 25, 2025, the Company issued 1,200,000 Class B Ordinary Shares to Bo Zhu, the Chief Executive Officer and Director of the Company, in consideration of services rendered and future services to be rendered. The issuance was made in reliance on Regulation S under the Securities Act, as the transaction was an offshore transaction with a non-U.S. person and did not involve any public offering in the United States. No underwriters were involved in this issuance.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or annual report that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
3.1*	Second Amended and Restated Memorandum and Articles of Association of AGM Group Holdings Inc., amended and restated the June 2, 2025, filed as Exhibit 4.1 to our Form S-8 filed with the SEC on September 4, 2025 and incorporated by reference herein.
3.2*	Written Resolutions of the Directors of AGM Group Holdings Inc. passed on September 10, 2025, filed as Exhibit 3.1 to our Form 6-K filed with the SEC on October 10, 2025 and incorporated by reference herein.
4.1*	Form of Prepaid Advance, filed as Exhibit 4.1 to our Form 6-K filed with the SEC on September 23, 2025 and incorporated by reference herein.
4.2*	Form of Warrant, filed as Exhibit 4.2 to our Form 6-K filed with the SEC on September 23, 2025 and incorporated by reference herein.
5.1	Opinion of Harney Westwood & Riegels regarding the validity of the Class A Ordinary Shares being registered.
8.1	Opinion of Harney Westwood & Riegels as to BVI tax matters (included in Exhibit 5.1).
10.1*	Director Offer Letter dated June 10, 2025 to Jia Hailiang, filed as exhibit 99.1 to the Form 6-K filed with the SEC on June 23, 2025, and incorporated by reference herein.
10.2*	Director Offer Letter dated June 10, 2025 to Cao Yang, filed as exhibit 99.2 to the Form 6-K filed with the SEC on June 23, 2025, and incorporated by reference herein.
10.3*	Director Offer Letter dated June 10, 2025 to Jianping Niu, filed as exhibit 99.3 to the Form 6-K filed with the SEC on June 23, 2025, and incorporated by reference herein.
10.4*	Employment Agreement with Bo Zhu, dated May 10, 2021, filed as exhibit 10.1 to the Form 6-K filed on May 10, 2021 and incorporated by referenced herein.
10.5*	English Translation of Equity Transfer Agreement dated September 5, 2025, by and among AGM Technology Limited, AGM Group Holdings Inc. and Peng Liu, filed as exhibit 99.1 to the Form 6-K filed on September 11, 2025 and incorporated by reference herein.
10.6*	Form of Securities Purchase Agreement, filed as exhibit 10.1 to the Form 6-K filed on September 23, 2025 and incorporated by reference herein.
10.7*	Form of Registration Rights Agreements, filed as exhibit 10.2 to the Form 6-K filed on September 23, 2025 and incorporated by reference herein.
10.8*	Form of Guarantee Agreement, filed as exhibit 10.3 to the Form 6-K filed on September 23, 2025 and incorporated by reference herein.
10.9*	Form of Letter Agreement, filed as exhibit 10.1 to our Form 6-K/A filed with the SEC on October 1, 2025 and incorporated by reference herein.
10.10*	2025 Share Incentive Plan, filed as exhibit 99.1 to the Form 6-K filed on September 4, 2025 and incorporated by reference herein.
21.1*	List of Subsidiaries, filed as exhibit 8.1 to the Form 20-F filed on August 7, 2026 and incorporated by reference herein.
23.1	Consent of GGF CPA LTD.
23.3	Consent of Harney Westwood & Riegels (included in Exhibit 5.1).
23.4	Consent of Shanghai Skylight Law Firm (included in Exhibit 99.4).
23.5	Consent of Charles Wilson LLP (included in Exhibit 99.5).
24.1	Power of Attorney (included in signature page of this registration statement)
99.1*	Code of Ethics, filed as exhibit 14.1 to the Form F-1 filed on September 19, 2017 and incorporated by reference herein.
99.2*	Insider Trading Policy, filed as exhibit 11.2 to the Form 20-F filed on November 13, 2023 and incorporated by reference herein.
99.3*	Compensation Recovery Policy, filed as exhibit 97.1 to the Form 20-F filed on June 18, 2024 and incorporated by reference herein.
99.4	Opinion of Shanghai Skylight Law Firm regarding certain PRC legal matters
99.5	Opinion of JT&N (Hong Kong) regarding certain Hong Kong law matters
107*	Filing Fee Table

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, Peoples Republic of China, on August 25, 2026.

AGM Group Holdings Inc

By:	/s/ Bo Zhu
Bo Zhu
Chief Executive Officer and Director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bo Zhu, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and re-substitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bo Zhu	Chief Executive Officer and Director	August 25, 2026
Bo Zhu

/s/ Hailiang Jia	Independent Director	August 25, 2026
Hailiang Jia

/s/ Jianping Niu	Independent Director	August 25, 2026
Jianping Niu

/s/ Yang Cao	Independent Director	August 25, 2026
Yang Cao